The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale thereof is not permitted.
Filed Pursuant to Rule 424(b)(5)
Registration No. 333-251671
Subject to Completion, dated January 28, 2021
Preliminary Prospectus Supplement
(To Prospectus dated January 6, 2021)
    Shares

Drive Shack Inc.
Common Stock
We are offering (the “Offering”)     shares of our common stock, $0.01 par value per share, by this prospectus supplement and the accompanying prospectus. In addition, we have granted the underwriters a 30-day option to purchase up to an additional     shares of our common stock. One or more of our officers, directors or other affiliates may purchase shares in the Offering at the public offering price.
Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “DS.” On January 27, 2021, the last reported sale price of our common stock was $3.22 per share.
Investing in our common stock involves a high degree of risk. Before buying any shares, you should read the discussion of material risks of investing in our common stock in “Risk Factors” on page S-8 of this prospectus supplement and on page 6 of the accompanying prospectus, as well as those described in our most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and other public filings incorporated by reference in this prospectus supplement and the accompanying prospectus.
Neither the Securities and Exchange Commission (the “SEC”) nor any state or other securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
	Per Share	Total(2)
Price to public	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to Drive Shack Inc.	$	$
(1)	See “Underwriting” for a description of compensation to the underwriters.
(2)	Assumes no exercise of the underwriters’ option to purchase additional common stock.
Delivery of the shares of our common stock will be made on or about       , 2021.
Book-Running Managers
BTIG	Craig-Hallum
The date of this prospectus supplement is       , 2021.

Unless otherwise stated or the context otherwise requires, references in this prospectus to “DS,” “Drive Shack,” “we,” “our,” and “us” refer to Drive Shack Inc. and its direct and indirect subsidiaries.
S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document forms part of a “shelf” registration statement on Form S-3 that we filed with the SEC, and consists of two parts. The first part is this prospectus supplement, which describes the specific terms of the Offering and our common stock offered hereby, and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, gives more general information and disclosure. When we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus. This prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to our registration statement on Form S-3, including its exhibits, of which this prospectus supplement and the accompanying prospectus form a part.
If there is any inconsistency between information contained in or incorporated by reference into the base prospectus and information contained in or incorporated by reference into this prospectus supplement, you should rely only on the information contained in or incorporated by reference into this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, our common stock being offered hereby and other information you should know before investing. You should read this prospectus supplement and the accompanying prospectus together with the additional information incorporated by reference in this prospectus described in this prospectus supplement under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” before investing in our common stock.
You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus and any free writing prospectus relating to the Offering prepared by or on behalf of us or to which we have referred you. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell our common stock in any jurisdiction where the offer or sale thereof is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus relating to the Offering prepared by or on behalf of us or to which we have referred you and the documents incorporated into each by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus supplement and the information incorporated by reference in this prospectus supplement and the accompanying prospectus include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference herein are the property of their respective owners.
S-ii

INDUSTRY AND MARKET DATA
Unless otherwise indicated, information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and the accompanying prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on that information and knowledge, which we believe to be reasonable. Although we believe the data from third-party sources is reliable, we have not independently verified any third-party information. In addition, projections, assumptions and estimates of the future performance of the industry in which it operates and its future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by the Company.
S-iii

WHERE YOU CAN FIND MORE INFORMATION
Drive Shack Inc. files annual, quarterly and current reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the SEC. Our SEC filings are available to the public from the SEC’s website at http://www.sec.gov.
Our website is http://www.driveshack.com. We make available free of charge through our website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and Forms 3, 4 and 5 filed on behalf of directors and executive officers and any amendments to those reports filed or furnished pursuant to the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Also posted on our website in the “Investor Relations-Corporate Governance” section are charters for the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee as well as our Corporate Governance Guidelines and our Code of Business Conduct and Ethics governing our directors, officers and employees. Information on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus supplement.
S-iv

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus supplement information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus supplement and any information filed by us with the SEC subsequent to the date of this prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference into this prospectus supplement the following documents that we have already filed with the SEC (other than any portion of such filings that are furnished, rather than filed, under the SEC’s applicable rules):
•	Annual Report on Form 10-K for the year ended December 31, 2019, filed on March 6, 2020;
•	Annual Report on Form 10-K/A for the year ended December 31, 2019, filed on April 29, 2020;
•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020, June 30, 2020 and September 30, 2020, filed on May 11, 2020, August 10, 2020 and November 5, 2020, respectively;
•	Current Reports on Form 8-K filed on March 6, 2020, March 20, 2020, April 16, 2020, May 4, 2020, September 28, 2020, October 19, 2020 and December 18, 2020;
•
The portions of our Definitive Proxy Statement on Schedule 14A for our 2020 Annual Meeting of Stockholders, filed on November 6, 2020, which are incorporated by reference in our above-mentioned Annual Report on Form 10-K; and

•
the description of our common stock set forth in our Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on September 25, 2002, including any amendment or report filed for the purpose of updating such description.

Whenever after the date of this prospectus supplement we file reports or documents under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, those reports and documents will be deemed to be a part of this prospectus supplement from the time they are filed (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules). Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.
We will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus supplement, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference to this prospectus supplement. Requests should be directed to Drive Shack Inc., 218 W. 18th St., 3rd Floor, New York, New York 10011, Attention: Investor Relations. The corresponding telephone number and e-mail address are (646) 585-5591 and ir@driveshack.com.
S-v

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, among other things, (i) the timing and conditions under which we may reopen any of our entertainment golf venues, (ii) the operation of our entertainment golf venues and traditional golf courses in light of the ongoing COVID-19 pandemic following their reopening and the opening of new venues, (iii) our ability to remain competitive within the leisure and entertainment industry during the ongoing COVID-19 pandemic (iv) the adequacy of our cash flows from operations and available cash to meet our liquidity needs, including in the event of a prolonged reclosure of our venues, (v) our ability to modify the timing of certain contractual payments owed, (vi) our ability to obtain additional financing and (vii) the potential impact of COVID-19 on our results of operations and our ability to implement our strategies. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “forecast,” “predict,” “continue” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Our ability to predict results or the actual outcome of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. These forward-looking statements involve risks, uncertainties and other factors that may cause our actual results in future periods to differ materially from forecasted results. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:
•	our ability to reopen and/or avoid future closures of our venues;
•
factors impacting attendance, such as local conditions, contagious diseases, including COVID-19, or the perceived threat of contagious diseases, disturbances, natural disasters, and terrorist activities;

•
regulations and guidance of federal, state and local governments and health officials regarding the response to the ongoing COVID-19 pandemic, including with respect to business operations, safety protocols and public gatherings;

•	our financial liquidity and ability to access capital;
•	the ability to retain and attract members and guests to our properties;
•
changes in global, national and local economic conditions, including, but not limited to, increases in unemployment levels, changes in consumer spending patterns, a prolonged economic slowdown and a downturn in the real estate market, particularly due to the COVID-19 pandemic;

•	effects of unusual weather patterns and extreme weather events, geographical concentrations with respect to our operations and seasonality of our business;
•	competition within the industries in which we operate or may pursue additional investments, including competition for sites for our Entertainment Golf venues;
•	material increases in our expenses, including, but not limited to, unanticipated labor issues, rent or costs with respect to our workforce, and costs of goods, utilities and supplies;
•	our inability to sell or exit certain properties, and unforeseen changes to our ability to develop, redevelop or renovate certain properties;
•	our ability to further invest in our business and implement our strategies;
•	difficulty monetizing our real estate debt investments;
•	liabilities with respect to inadequate insurance coverage, accidents or injuries on our properties, adverse litigation judgments or settlements, or membership deposits;
•
changes to and failure to comply with relevant regulations and legislation, including in order to maintain certain licenses and permits, and environmental regulations in connection with our operations;

S-vi

•	inability to execute on our growth and development strategy by successfully developing, opening and operating new venues on a timely basis, if at all;
•	impacts of any failures of our information technology and cybersecurity systems;
•	the impact of any current or further legal proceedings and regulatory investigations and inquiries; and
•	other risks detailed from time to time below, particularly under the heading “Risk Factors,” and in our other reports filed with or furnished to the SEC.
Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The factors noted above could cause our actual results to differ significantly from those contained in any forward-looking statement.
We encourage you to read this prospectus supplement and the accompanying prospectus, as well as the information that is incorporated by reference in this prospectus supplement and the accompanying prospectus, in its entirety. In evaluating forward-looking statements, you should consider the risks and uncertainties contained in our reports filed with the SEC. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management’s views only as of the date of this prospectus. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.
All references to “we,” “our,” “us,” “Company,” and “Drive Shack” in this prospectus mean Drive Shack Inc. and its consolidated subsidiaries, except where it is made clear that the term means only the parent company.
S-vii

PROSPECTUS SUPPLEMENT SUMMARY
The following summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. It may not contain all of the information that is important to you. Before making a decision to invest in our common stock, you should carefully read this entire prospectus supplement and the accompanying prospectus, including the risks set forth under the heading “Risk Factors” in this prospectus supplement and in the documents incorporated by reference in this prospectus supplement, and the information set forth under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”
Overview
Drive Shack Inc. is an owner and operator of golf-related leisure and “eatertainment” venues and courses focused on bringing people together through competitive socializing, by combining sports and entertainment with elevated food and beverage offerings. We were formed in 2002 and our common stock is traded on the NYSE under the symbol “DS.” We conduct our business through three operating segments: (1) Entertainment Golf, (2) Traditional Golf and (3) corporate.
Our Entertainment Golf segment is a golf-related leisure and “eatertainment” company that offers sports and social entertainment with gaming and premier golf technology, a chef-inspired menu, craft cocktails, and engaging social events throughout the year. Each core venue features expansive, climate-controlled, suite style bays with lounge seating; augmented-reality golf games and virtual course play; a restaurant and multiple bars; an outdoor patio with lawn games; and arcade games. Our Traditional Golf segment is one of the largest owners and operators of traditional golf properties in the United States. Our corporate segment consists primarily of investments in loans and securities, interest income on short-term investments, general and administrative expenses as a public company, interest expense on the junior subordinated notes payable and income tax expense.
Our Strategies
Launch and Expand Puttery
Drive Shack Inc. is a leading owner and operator of golf-related leisure and entertainment businesses focused on bringing people together through technology driven competitive socializing experiences. Our mission is to become the largest venue-based competitive socializing and entertainment platform in the country. The Company conducts its businesses through an integrated portfolio spanning three brands under the following segments:
•
Drive Shack – Comprised today of four large format, entertainment golf venues in Orlando, Florida; West Palm Beach, Florida; Raleigh, North Carolina; and Richmond, Virginia. A fifth venue is expected to open in Manhattan (Randall’s Island), New York by the end of 2022.

•	American Golf – As one of the largest operators of traditional golf properties in the United States, American Golf today operates 60 traditional golf properties across nine states.
•	Puttery – Our new, indoor entertainment golf experience set to debut in summer 2021, with the first two venues opening in Dallas, Texas and Charlotte, North Carolina.
Each Puttery venue will feature high-tech mini golf and exceptional food and beverage offerings. The size and architectural layout of Puttery is designed for urban/densely populated areas that do not present sufficient available space for our large format, Drive Shack entertainment golf venue. Drive Shack venues are freestanding, 60,000 sq. ft. open-air venues built on approximately 12 acres. Our Puttery venues require much less space, approximately 15,000 – 20,000 sq. ft. of indoor new or existing retail space.
We believe Puttery presents the best path forward for near-term growth given its compelling and attractive unit economics. The development timeline for a Puttery venue is approximately six to nine months, with an estimated cost to build of approximately $7 - $11 million, potentially lower with tenant incentive opportunities. We project each venue will generate approximately $7 - $11 million in annual revenue, deliver annual site-level EBITDA of approximately $2 - $3 million and return potential development yields of 25% - 40%. As we further develop our Puttery expansion, we believe these yields will be even higher due to learned efficiencies.
Puttery also enables us to expand our national footprint with growth potential across hundreds of markets due to shorter development timelines, lower capital risk and higher potential development yields. Advanced data and demographic analytics will allow us to strategically evaluate and develop an active pipeline of more than 60 target sites already identified across the United States. As we look to further grow our Puttery brand, the smaller format offers us the opportunity to improve investment returns and take advantage of the vast availability of retail space at a potential discount.
Today, we have agreements in place with landlords to develop our first two Puttery locations. We plan to launch our first Puttery in the summer of 2021 in Dallas, Texas, followed soon thereafter by a second location in Charlotte, North Carolina. We will analyze the performance of these first two locations, assessing whether results are in line with our projections and financial expectations. Optimizations and adjustments will be made, if needed, to further refine our operational and financial models as we expand our Puttery national footprint. We have previously announced plans to open an additional five Puttery locations by the end of 2021 and an additional 10 locations by the end of 2022.
Capture Market Share Based on Shift in Consumer Preferences
The rapidly growing competitive socializing market combines entertainment, sports, and dining to address the shift in consumer preferences for social and interactive experiences. This more than $1 trillion market is led by the interest of the 72-million-person millennial segment of consumers. Research across this segment indicates that 78% of millennials prefer to spend money on an experience versus buying something material and that 70% of consumers prefer to dine at entertainment formats versus traditional casual restaurants for group occasions. The power of experiential entertainment has never been more profound.
As we build our brand through the existing operation of Drive Shack locations and through the new Puttery locations, we continue to strengthen our position in this growing industry. We believe there is significant opportunity for Drive Shack to capture market share given the industry disruption from the COVID-19 pandemic and the structural decline of dated businesses, coupled with the rising demand for social and interactive entertainment options. We have strategically aligned our Drive Shack and Puttery businesses to provide competitive, social and interactive experiences to capitalize on this unique and timely opportunity, as we feel other entertainment concepts in our industry have failed to address the shift in consumer preferences. There are a variety of consumers who seek out active socializing options. We will use data and testing to understand their unique drivers and mindsets, test consumer behaviors, spending habits, and finally optimize to find the most effective way to target, acquire, and retain consumers.
Our portfolio of current and future entertainment venues directly addresses consumers’ changing preferences and provides a new type of leisure with multiple experiences under one roof, including:
•	Social Entertainment – A unique and curated experience where guests can interact, compete and socialize in a sophisticated, fun setting.
•	Sports – Technology forward activities and robust gaming platforms that promote competition and create unique and lasting experiences.
•
Food & Beverage – A complete social experience is rounded out by exceptional food and beverage options. Along with heightened visual and audio cues, craft cocktails and curated food choices will enhance the overall experience for every consumer.

•	Inclusivity – An activity and experience that allows everyone to participate and enjoy, regardless of skill level.
With the growing demand for unique experiences, the desire for socially interactive lifestyles, and ever-changing demographics, we are well-positioned and focused on further capturing market share and becoming the largest venue-based competitive socializing and entertainment platform in the country.
Grow Brand Awareness
Continuing to build and grow brand awareness is our priority. Our strategy consists of multiple layers, which includes local and national data and demographic profiles to identify interests and behaviors, competitors and consumption habits of our target consumers. New agency partners are developing creative content and messaging that will both continue to grow our Drive Shack and American Golf business and bring the Puttery brand successfully to market. Marketing will always be a full funnel strategy, including paid and earned media, digital, social, video, out-of-home, events, customer relationship management (“CRM”), influencer marketing, content creation, and celebrity collaboration. Our CRM and loyalty programs are being built to help ensure that we are targeting and retaining our core consumers and using data driven analytics to build messaging that will grow retention and brand loyalty.
We believe we are uniquely positioned for long term growth as we continue to deliver memorable social experiences for our consumers. This holds true for both our entertainment golf properties and our traditional golf business. In the third quarter of 2020, new full golf membership sales increased 48% and total rounds increased 25% on our five private courses compared to the third quarter of 2019. Green fee and cart fee revenue increased 15% on our 31 public courses in the third quarter of 2020 compared to the third quarter of 2019, despite available tee times decreasing due to locally mandated restrictions. Overall, the momentum we take into 2021 gives us confidence in our approach to brand awareness and growth.
Continuously Enhance Guest Experience and Drive Repeat Visits
Core to our business strategy is enhancing our guest experience and driving retention. Innovation in our game offerings at Drive Shack venues coupled with our new technology-forward Puttery concept will give consumers new and engaging experiences and build brand loyalty. We are currently developing a new offering at Drive Shack that will encourage skill-based competition between guests and create local and national challenges for gifts and cash prizes. Our recent roll-out of a reservation platform has also built a more effective consumer database and acquisition model.
Puttery will be an immersive social and competitive experience. A new and unique offering coupled with our go-to-market strategy will drive consumers to visit our venues. Our CRM approach will focus on subsequent visits, with a data-driven plan that will help us build and grow a strong following of loyal consumers. Data will reveal spending and consumer behaviors which will support our promotions, advertising, marketing, and customer acquisition strategy. Technology will be a key driver of our game innovation as well as our consumer journey. Ambiance, décor, diversity in course design, as well as a highly curated and sophisticated food and beverage program will deliver the ultimate memorable experience for our consumers.
Improve Financial Strength & Maintain Flexibility
We intend to maintain a conservative balance sheet with primarily unlevered assets, which will allow us to optimize our capital structure and be better positioned to react to our future business needs. As of September 30, 2020, on a pro forma basis after giving effect to this offering, we would have had $496 million in total assets (including $60 million in unrestricted cash and cash equivalents) and $70 million of total indebtedness outstanding, including equipment capital leases of $19 million. The pro forma total indebtedness outstanding as of September 30, 2020 does not include membership deposit liabilities or deferred revenue and does not give effect to any debt we may incur following the consummation of this offering. We believe our unlevered assets and cash position, along with our future cash flows from operations and other potential sources of liquidity will provide us with sufficient liquidity to execute on the business strategies discussed above.
Our Strengths
Strong Foothold in Industry through Entertainment Platforms
Our business model capitalizes on compelling consumer and industry trends. Consumers today, particularly millennials, seek active and social lifestyles and express a preference for spending on experiences over goods. Drive Shack customers frequently share their experiences on social media, which demonstrates that our platform generates “sharable” and “likable” moments. This, in turn, increases brand awareness and reinforces our reputation as a social destination. Additionally, we believe consumer preferences for active, social experiences that offer limited overlap with other guests, will drive future growth in the leisure and entertainment space.
Overall, we provide a dynamic space for social interaction, which has been a scarcity amidst the COVID-19 environment. We believe that these factors will ultimately set us up to emerge from this environment as an industry leader in the leisure space.
Technology Driven Competitive Socializing Experiences
We utilize radar-based ball-tracking and scoring technology in the outfields of our Drive Shack entertainment venues and will employ camera-based ball-tracking and scoring technology at our indoor Puttery miniature golf courses, each of which integrates with our gamification platforms. Our ball-tracking provider,

Trackman, has developed and maintained a custom-tailored version of their software for our Drive Shack venues, similar to the software that has also been leveraged by various other sports platforms (including Major League Baseball and the National Football League). We believe Trackman’s prevalence across these platforms is driven by its reliability, accuracy, and value relative to other ball-tracking options.
At the Puttery, our camera-based ball-tracking system is entirely bespoke, and we are not aware of another company that uses this solution to gamify indoor miniature golf. The additional layer of technology and gamification to the sport of golf is intended to amplify excitement, while enhancing the competitive spirit among our customers, especially by enabling both in-venue and multi-venue competitions. Additionally, our technology will deliver interactive scorecards and leaderboards and “social” stations which will drive content and sharing throughout the experience. We hosted our first multi-venue competition at Drive Shack in 2020, where nearly 300 players competed against each other across our Raleigh, Richmond and West Palm Beach locations. We plan to leverage our experience in gaming to create innovative games at our Puttery venues, building on our portfolio of Drive Shack games such as Monster Hunt and Shack Jack.
Compelling Economics and Scalable Platform Drive Growth and Margin Expansion Opportunity
We are excited about the prospects of the growth for our entertainment business and believe that within four years we can build and operate close to 50 venues. In addition to the locations already opened, we plan to build at least one additional Drive Shack venue and approximately 50 Puttery venues by the end of 2024.
On an annualized basis, target venue-level EBITDA is $4 to $6 million for Drive Shack and $2 to $3 million for Puttery. Compared to a Drive Shack venue, a Puttery venue has a significantly smaller build cost of $7 million to $11 million (even lower with tenant improvement opportunities), and substantially higher potential development yields of 25% to 40%. We expect these yields may become even higher as we grow this business due to learned and scaled efficiencies in construction and operations. As we grow and build scale, we believe we will drive incremental profitability through margin expansion opportunities with improved operating systems, enhanced negotiating power in dealings with suppliers and partners, and improved distribution networks.
Experienced Management Team
Our strategic vision and path forward are directed by our senior management team under the leadership of our President and Chief Executive Officer, Hana Khouri. Ms. Khouri joined Drive Shack in 2019 and brings with her more than 15 years of experience in the entertainment and hospitality industry prior to joining the Company. Ms. Khouri was employed in our industry as a key member of the management team of one of our competitors for over five years, where she focused on the operations and execution of new store/venue openings, both on a national and international scale. In addition, we have a leadership team with diverse and relevant backgrounds from a broad set of industries spanning retail, sports, technology, restaurants and hospitality. We believe the members of our team have a proven history in scalable global operations, experiential entertainment and addressing evolving consumer preferences.
Recent Developments
Sale of Rancho San Joaquin Traditional Golf property
On October 16, 2020, we completed the sale of our remaining held-for-sale Traditional Golf property for a sale price of $34.5 million and received net cash proceeds of approximately $33.6 million. Our management determined that the combination of cash proceeds from the sale with other cost reduction and cash conservation measures provide us with sufficient liquidity to meet its obligations for at least twelve months from November 5, 2020. Accordingly, our management believes that its plans to improve our liquidity position have been effectively implemented and the conditions that previously raised substantial doubt about the our ability to continue as a going concern have been mitigated.
General
We are incorporated in Maryland and the address of our principal executive office is 218 W. 18th St., 3rd Floor, New York, New York 10011. Our telephone number is (646) 585-5591. Our website address is www.driveshack.com, which is an interactive textual reference only, meaning that the information contained on the website is not part of this prospectus supplement and is not incorporated into this prospectus supplement by reference.

THE OFFERING
Issuer
Drive Shack Inc., a Maryland corporation.
Common stock offered by us
$    million of shares of common stock. In addition, we have granted the underwriters a 30-day option to purchase up to an additional $    million of shares of common stock.
Common stock to be outstanding after the Offering
    shares of common stock (    shares of common stock if the underwriters fully exercise their option to purchase additional shares of common stock).
Use of Proceeds
We estimate that the net proceeds to us from the Offering will be approximately $    million (or approximately $    million if the underwriters fully exercise their option to purchase additional shares of common stock), after payment of the underwriters’ discounts and commissions and other fees and expenses. We intend to use the net proceeds from the Offering for general corporate purposes, including for working capital and the planned development of five of seven Puttery venues in 2021. See “Use of Proceeds.”
Risk Factors
Investing in our common stock involves risks. See “Risk Factors.”
NYSE trading symbol
DS.
Transfer Agent
American Stock Transfer & Trust Company
Tax Benefits Preservation Plan
We have a shareholder rights plan, which we refer to as our Tax Benefits Preservation Plan (the “Tax Benefits Preservation Plan”). Under the Tax Benefits Preservation Plan, if any person or group acquires beneficial ownership of 4.9% or more of our then-outstanding common stock, shareholders other than the 4.9% triggering shareholder will have the right to purchase a unit consisting of one one-thousandth of a share of Series E Preferred Stock at a purchase price of $18.00 per unit, subject to adjustment. The Tax Benefits Preservation Plan is intended to help protect the Company’s ability to use its tax net operating losses and certain other tax assets by deterring an “ownership change” as defined under Section 382 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder (the “Code”). For more information, see “Description of Capital Stock—Tax Benefits Preservation Plan”
The number of shares of our common stock that will be outstanding after this offering is based on 67,070,513 shares of our common stock outstanding as of January 25, 2021 and excludes:
(i)	5,010,576 shares of common stock issuable upon exercise of options, including weighted average exercise price per share, outstanding as of September 30, 2020;
(ii)	216,978 shares of common stock subject to restricted stock unit awards outstanding as of September 30, 2020; and
(iii)	6,096,471 shares of common stock available for future issuance as of September 30, 2020 under our equity incentive plans.
Unless otherwise indicated, all information in this prospectus supplement assumes no vesting of the restricted stock unit awards.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA
The following tables set forth summary historical consolidated financial and other data of the Company for the periods presented. We derived the summary consolidated financial and other data for the years ended December 31, 2019, 2018 and 2017, and the summary consolidated balance sheet data as of December 31, 2019 and 2018, from our audited consolidated financial statements incorporated by reference herein. We derived the summary consolidated financial and other data for the nine months ended September 30, 2020 and 2019, and the summary consolidated balance sheet data as of September 30, 2020, from our unaudited condensed consolidated financial statements incorporated by reference herein.
Our historical results included below and elsewhere in this prospectus supplement are not necessarily indicative of the results for any future period. Summary financial and other data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference herein as well as our consolidated financial statements, the related notes thereto and other financial information incorporated by reference herein.
	Year ended December 31,			Nine months ended September 30, (unaudited)
(in thousands, other than per share data)	2019	2018	2017	2020	2019
Consolidated statement of operations data:
Golf operations	$216,497	$244,646	$221,737	$137,066	$162,889
Sales of food and beverages	55,567	69,723	70,857	22,634	37,360
Total revenues	272,064	314,369	292,594	159,700	200,249

Operating expenses	229,306	251,794	232,796	142,584	169,897
Cost of sales – food and beverages	15,217	20,153	20,959	6,654	10,458
General and administrative expense	47,976	38,560	31,413	24,102	37,981
Management fee and termination payment to affiliate	—	—	21,410	—	—
Depreciation and amortization	22,396	19,704	24,304	20,329	15,769
Pre-opening costs	9,040	2,483	320	1,049	7,229
Impairment and other losses	15,413	8,240	60	—	—
(Gain) Loss on lease terminations and impairment	—	—	—	(2,031)	6,077
Realized and unrealized (gain) loss on investments	—	(131)	6,243	—	—
Total operating costs	339,348	340,803	337,505	192,687	247,411
Operating loss	(67,284)	(26,434)	(44,911)	(32,987)	(47,162)

Interest and investment income	955	1,794	23,162	400	799
Interest expense, net	(8,760)	(16,639)	(19,581)	(8,232)	(6,008)
Other income (loss), net	20,876	2,880	94	(24,212)	12,955
Total other income (expenses)	13,071	(11,965)	3,675	(32,044)	7,746
Loss before income tax	(54,213)	(38,399)	(41,236)	(65,031)	(39,416)
Income tax expense	641	284	965	1,269	162
Net loss	$(54,854)	$(38,683)	$(42,201)	$(66,300)	$(39,578)
Preferred Dividends	(5,580)	(5,580)	(5,580)	(4,185)	(4,185)
Loss Applicable To Common Stockholders	$(60,434)	$(44,263)	$(47,781)	$(70,485)	$(43,763)

Loss Applicable to Common Stock, per share-basic	$(0.90)	$(0.66)	$(0.71)	$(1.05)	$(0.65)

	Year ended December 31,			Nine months ended September 30, (unaudited)
(in thousands, other than per share data)	2019	2018	2017	2020	2019
Loss Applicable to Common Stock, per share-diluted	$(0.90)	$(0.66)	$(0.71)	$(1.05)	$(0.65)
Weighted Average Number of Shares of Common Stock Outstanding-basic	67,039,556	66,993,543	66,903,457	67,131,827	67,032,519
Weighted Average Number of Shares of Common Stock Outstanding-diluted	67,039,556	66,993,543	66,903,457	67,131,827	67,032,519
	December 31,		September 30, (unaudited)
(in thousands)	2019	2018	2020
Consolidated balance sheet data:
Cash and cash equivalents	$28,423	$79,235	$13,314
Total assets	$515,991	$401,947	$449,489
Total liabilities	$450,416	$267,280	$449,864
	Year ended December 31,			Nine months ended September 30, (unaudited)
(in thousands)	2019	2018	2017	2020	2019
Consolidated statements of cash flows data:
Net cash used in operating activities	$(28,118)	$(7,202)	$(12,375)	$(2,301)	$(29,748)
Net cash (used in) provided by investing activities	$(11,993)	$25,929	$656,566	$(9,681)	$(16,066)
Net cash used in financing activities	$(10,744)	$(109,596)	$(617,047)	$(3,478)	$(8,095)

RISK FACTORS
Before you invest in any of our securities, in addition to the other information in this prospectus supplement and the accompanying prospectus or other offering materials, you should carefully consider the risk factors described below as well as under the heading “Risk Factors” contained in Part I, Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2019 and in Part II, Item 1A in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020, June 30, 2020 and September 30, 2020, all of which are incorporated by reference into this prospectus supplement in their entirety, as the same may be amended, supplemented or superseded from time to time by our filings under the Exchange Act. These risks could materially and adversely affect our business, operating results, cash flows and financial condition and could result in a partial or complete loss of your investment. See “Incorporation of Certain Documents By Reference” and “Cautionary Statement Regarding Forward-Looking Statements.”
Risks Related to Our Business
The current COVID-19 pandemic has disrupted, and may continue to disrupt, our business, and may continue to have a material adverse effect on our business, operations and results of operations.
Pandemics or disease outbreaks, such as the COVID-19 pandemic, have, and may continue to have, a negative impact on customer traffic at our entertainment golf and traditional golf venues, which makes it more difficult to staff our venues. We have experienced, or may experience, closures, difficulty in obtaining supplies and/or increases to commodity costs, potentially for prolonged periods of time. We also may need to limit the number of people that use our facilities at any given time. State and local governmental authorities have imposed various restrictions and other measures to mitigate the spread of COVID-19, which also have negatively impacted our business operations. State and local governments in the United States that previously removed or eased restrictions on certain businesses, including ours in during the second quarter of 2020, may reintroduce restrictions in the future, as the COVID-19 outbreak continues to be dynamic and expanding, and its ultimate scope, duration and effects remain uncertain. For example, we may be required to limit the hours in which we are permitted to serve food and beverages.
In addition, our operations have been further disrupted when employees or employees of our business partners are suspected of having COVID-19 or other illnesses since this has required us or our business partners to quarantine some or all such employees and close and disinfect our impacted restaurant facilities. If a significant percentage of our workforce or the workforce of our business partners are unable to work, including as result of illness or travel or government restrictions in connection with pandemics or disease outbreaks, our operations may be negatively impacted, potentially materially adversely affecting our business, liquidity, financial condition or results of operations. This could also cause a delay in our ability to build our facilities and implement our strategies. In addition, we are required by local and state regulations to report employees who have contacted or been exposed to the virus.
Furthermore, such viruses may be transmitted through human contact, and the risk of contracting viruses, or the perceived risk of infection or health risk, could continue to cause employees or guests to avoid gathering in public places, such as our venues, which adversely impacts our guest traffic and our ability to adequately staff venues. We have been adversely affected when government authorities have imposed and continue to impose restrictions on public gatherings, human interactions, operations of restaurants or mandatory closures, seek voluntary closures, restrict hours of operations or impose curfews, restrict the import or export of products or if suppliers issue mass recalls of products. Additional regulation or requirements with respect to the compensation of our employees could also have an adverse effect on our business. Additionally, different jurisdictions have seen varying levels of outbreaks or resurgences in outbreaks, and corresponding differences in government responses, which may make it difficult for us to plan or forecast an appropriate response.
The COVID-19 pandemic and mitigation measures have also had an adverse impact on global economic conditions, which have had an adverse effect on our business and financial condition. Our revenue and operating results may be affected by uncertain or changing economic and market conditions arising in connection with and in response to the COVID-19 pandemic, including prolonged periods of high unemployment, inflation, prolonged weak consumer demand, decreased consumer discretionary spending, political instability or other unforeseen changes. The significance of the operational and financial impact to us will depend on the duration and severity of disruptions caused by COVID-19, and the success of corresponding responses to contain the virus and treat those affected by it.

To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risk factors described in the section entitled “Risk Factors” in this prospectus supplement and our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020, such as those relating to our level of indebtedness, results of operations and cash flows.
We have not yet completed development and opening of our Puttery venues. There can be no assurance that the Puttery venues will operate as expected, or at all.
We plan to debut several Puttery venues in 2021. This plan depends on the completion of construction at The Colony and Charlotte locations and other key development projects, including with respect to our venue design and technology and identifying locations and executing the leases for the remaining five Puttery venues, all of which remain in various stages of planning or process and may not occur on the timelines that we expect. Following the execution of any leases, we have in the past terminated, and may in the future terminate such leases for various reasons prior to the construction or opening of the venue, which could delay our plans. In addition, we have in the past replaced or repaired and may in the future replace or repair the technology at our various venues which could further delay our plans. For example in 2019, we closed our Orlando location for approximately one month in order to install our Trackman radar-based system, replacing our older technology. In the past, the construction of our existing Drive Shack locations have exceeded our expected build timelines. For instance, our Orlando location opened approximately one month later than we had projected. If we are unable to develop and open the Puttery venues as expected, or, when and if openned, they do not accomplish the goals described in this prospectus supplement and the documents incorporated by reference herein, or if we experience delays or cost overruns in development, our business, operating results, cash flows and liquidity could be materially and adversely affected.
We may experience time delays, unforeseen expenses and other complications while developing the Puttery venues. These complications can delay the commencement of revenue-generating activities, reduce the amount of revenue we earn and increase our costs. Delays in the development beyond our estimated timelines, or amendments or change orders to development contracts we have entered into and will enter into in the future, could increase the cost of completion beyond the amounts that we estimate. Increased costs could require us to obtain additional sources of financing to continue development on our estimated development timeline or to fund our operations during such development. Any delay in completion of a Puttery venue could cause a delay in the receipt of revenues estimated therefrom. As a result of any one of these factors, any significant development delay, whatever the cause, could have a material adverse effect on our business, operating results, cash flows and liquidity.
Risks Related to Ownership of our Common Stock
The market price and trading volume of our common stock may be volatile, which could result in rapid and substantial losses for our stockholders.
The market price of our common stock may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. The offering price of our common stock will be determined by negotiation among us and the underwriter based on a number of factors and may not be indicative of prices that will prevail in the open market following completion of this offering. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above your purchase price, if at all. The market price of our common stock may fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:
•	impact of the COVID-19 pandemic;
•	a shift in our investor base;
•	our quarterly or annual earnings, or those of other comparable companies;
•	actual or anticipated fluctuations in our operating results;
•	changes in accounting standards, policies, guidance, interpretations or principles;
•	announcements by us or our competitors of significant investments, acquisitions or dispositions;

•	the failure of securities analysts to cover our common stock;
•	changes in earnings estimates by securities analysts or our ability to meet those estimates;
•	the operating and share price performance of other comparable companies;
•	overall market fluctuations;
•	general economic conditions; and
•	developments in the markets and market sectors in which we participate.
Stock markets in the United States have experienced extreme price and volume fluctuations. Market fluctuations, as well as general political and economic conditions such as acts of terrorism, prolonged economic uncertainty, a recession or interest rate or currency rate fluctuations, could adversely affect the market price of our common stock.
Our management may spend the proceeds of the Offering in ways with which you may disagree or that may not be profitable.
We intend to use the net proceeds from the Offering, for general corporate purposes, including for working capital and the planned development of five of seven Puttery venues in 2021. However, our management will have broad discretion to apply the net proceeds, and investors will rely on our management’s judgment in spending the net proceeds. Our management may use the proceeds in ways that do not earn a profit or otherwise result in the creation of shareholder value. In addition, pending our use of the proceeds, we may invest the proceeds primarily in instruments that do not produce significant income or that may lose value. Our shareholders will not have opportunity as part of their investment decision to assess whether the net proceeds are being used appropriately and you will not have the opportunity to influence our decisions on how to use our net proceeds from the Offering.
Future sales of our common stock by us or our existing shareholders, or the perception in the public markets that these sales may occur, may depress our share price and you may experience dilution as a result of future equity offerings.
Sales of a substantial number of shares of our common stock in the public market after the Offering, or the perception that these sales could occur, could cause the market price of our common stock to decline and may make it more difficult for you to sell your shares at a time and price that you deem appropriate.
We may in the future offer additional shares of our common stock or other securities convertible into, exercisable or exchangeable for shares of our common stock (including convertible debt or convertible preferred stock) at prices that may not be the same as the price per share in the Offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in the Offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional shares of our common stock, or securities convertible into, exercisable or exchangeable for shares of common stock, in future transactions may be higher or lower than the price per share paid by investors in the Offering. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common stock, or both. Further, sales of substantial amounts of our common stock, or the perception that these sales could occur, could have a material adverse effect on the price of our common stock.
We and our executive officers and directors have entered into lock-up agreements with the underwriters under which we and they have agreed, subject to certain exceptions, not to sell, directly or indirectly, any of their shares of common stock without the permission of the representative of the underwriters for a period of 45 days following the date of this prospectus supplement. We refer to such period as the lock-up period. When the lock-up period expires, we, our executive officers and directors will be able to sell common stock in the public market, subject to compliance with applicable securities laws restrictions. In addition, representative of the underwriters may, in their sole discretion, release all or some portion of the shares of common stock subject to lock-up agreements at any time and for any reason. Sales of a substantial number of such shares of common stock upon expiration of the lock-up or otherwise, the perception that such sales may occur, or early release of these agreements, could cause the market price of our common stock to fall or make it more difficult for you to sell your shares of common stock at a time and price that you deem appropriate.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our common stock or if our operating results do not meet their expectations, our share price could decline.
The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose viability in the financial markets, which in turn could cause our share price or trading volume to decline.

USE OF PROCEEDS
We estimate that the net proceeds from the Offering will be approximately $    million (or $    million if the underwriters exercise their option to purchase additional shares of our common stock in full), after deducting the expenses of this offering. We intend to use the net proceeds from this offering for general corporate purposes, including for working capital and the planned development of five of seven Puttery venues in 2021.

U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
The following is a summary of material U.S. federal income tax considerations generally applicable to non-U.S. holders (as defined below) of the ownership and disposition of Drive Shack common stock. The following summary is based on current provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations and judicial and administrative authority, all of which are subject to change or differing interpretation, possibly with retroactive effect. This discussion does not include any information with respect to U.S. federal estate, gift, or alternative minimum tax laws, the Medicare tax on certain net investment income, or any applicable state, local, or non-U.S. tax laws. nor does it address tax consequences to special classes of investors or investors subject to special rules, including certain former citizens and former long-term residents of the United States, a “controlled foreign corporation,” a “passive foreign investment company,” a corporation that accumulates earnings to avoid U.S. federal income tax, a partnership or other “pass through” entity or an investor in any such entity, a holder who is subject to special exemptions or other special rules under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), including a qualified foreign pension fund as defined in Code Section 897(l)(2), persons who own (actually or constructively) more than 5% of our common stock, a tax-exempt organization, a governmental entity or organization, a bank or other financial institution, an insurance company, a broker, dealer or trader in securities, commodities or currencies, or a person holding our common stock as part of a hedging, conversion, straddle, constructive sale or other risk reduction transaction. Tax consequences may vary depending upon the particular status of an investor. The summary is limited to non-U.S. holders who purchase our common stock for cash pursuant to this offering under this prospectus supplement and who hold our common stock as a “capital asset” (generally, property held for investment). Moreover, this summary is not binding on the Internal Revenue Service, and there can be no assurance that the Internal Revenue Service or a court will agree with the conclusions stated herein. Each potential investor should consult its tax advisor as to the U.S. federal, state, local, foreign and any other tax consequences of the purchase, ownership and disposition of our common stock, as well as the effect of any possible changes in tax law.
For purposes of this summary, the term “non-U.S. holder” means a beneficial owner of our common stock (other than a partnership or other pass-through entity) that is not: a citizen or individual resident of the United States; a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia; an estate the income of which is subject to U.S. federal income taxation regardless of its source; or a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect to be treated as a U.S. person.
If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership holding our common stock, you should consult your tax advisor as to the particular U.S. federal income tax consequences applicable to you.
Distributions
Distributions with respect to our common stock will be treated as dividends to the extent paid from our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. If a distribution exceeds our current and accumulated earnings and profits, then subject to the next sentence, the excess will be treated first as a return of capital to the extent of a holder’s adjusted tax basis in our common stock (reducing that basis accordingly) and thereafter as capital gain from the sale or exchange of such common stock, which would be subject to the tax treatment described below in “—Dispositions.” If we are a U.S. real property holding corporation (as described below), we may be required to withhold 15% of any distribution to a non-U.S. holder that exceeds our current and accumulated earnings and profits if either our common stock is not then treated as regularly traded on an established securities market or the non-U.S. holder owns (actually or constructively) in excess of 5% of our common stock.
Generally, distributions treated as dividends paid to a non-U.S. holder with respect to our common stock will be subject to a 30% U.S. withholding tax, or such lower rate as may be specified by an applicable income tax treaty. Distributions treated as dividends that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, are attributable to a

U.S. permanent establishment of such non-U.S. holder) are, however, generally subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. person and (assuming compliance with certain certification requirements) are exempt from the 30% withholding tax. Any such effectively connected distributions received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a rate of 30% (or lower applicable treaty rate).
To claim the benefit of an applicable tax treaty or an exemption from withholding because the income is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, a non-U.S. holder will generally be required to provide a properly executed Internal Revenue Service Form W-8BEN or W-8BEN-E (if the holder is claiming the benefits of an income tax treaty) or Form W-8ECI (for income effectively connected with a trade or business in the United States) or other suitable form. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant tax treaty.
Dispositions
A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax with respect to gain realized on the sale, exchange or other disposition of our common stock unless:
•
the gain is effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of such non-U.S. holder);

•
in the case of a non-U.S. holder that is a non-resident alien individual, such non-U.S. holder is present in the United States for 183 or more days in the taxable year of disposition and certain other requirements are met; or

•
we are or have been a “United States real property holding corporation” (“USRPHC”) at any time within the shorter of the five-year period ending on the date of such sale, exchange, or other taxable disposition or the period that such non-U.S. holder held our common stock and either (a) our common stock is not treated as regularly traded on an established securities market at the time of the sale, or (b) such non-U.S. holder owns or owned (actually or constructively) more than 5% of our common stock at any time during the shorter of the two periods mentioned above.

If gain or loss on the disposition of our common stock is effectively connected with a non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of such non-U.S. Holder), such gain or loss will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. person, and in the case of a non-U.S. holder that is a foreign corporation, such gain may also be subject to an additional branch profits tax at a rate of 30% (or a lower applicable treaty rate). If a non-U.S. holder is an individual that is present in the United States for 183 or more days in the taxable year of disposition and certain other requirements are met, the non-U.S. holder generally will be subject to a flat income tax at a rate of 30% (or lower applicable treaty rate) on any capital gain recognized on the disposition of our common stock, which may be offset by certain U.S. source capital losses.
With respect to the third bullet above, a corporation generally is a USRPHC if the fair market value of its U.S. real property interests, as defined in the Code and applicable Treasury regulations, equals or exceeds 50% of the aggregate fair market value of its U.S. real property interests, its non-U.S. real property and its other assets used or held for use in a trade or business. We believe that we are and likely will continue to be a USRPHC. In addition, although we anticipate that our common stock will be treated as “regularly traded on an established securities market,” no assurance can be given that our common stock will continue to be so treated in the future. If the third bullet above applies to a non-U.S. holder, gain recognized on the disposition of our common shares generally will be subject to U.S. federal income tax under FIRPTA on a net income basis in the same manner as if the non-U.S. holder were a U.S. person. In addition, if our stock ceased to be “regularly traded,” the transferee in any disposition would generally be required to withhold 15% of the amount realized on the disposition under FIRPTA. Non-U.S. holders should consult their tax advisors regarding the foregoing rules.

Information Reporting and Backup Withholding
Information returns are required to be filed with the Internal Revenue Service in connection with payments of dividends on our common stock. Unless you comply with certification procedures to establish that you are not a U.S. person, information returns may also be filed with the Internal Revenue Service in connection with the proceeds from a sale or other disposition of our common stock. You may be subject to backup withholding on payments on our common stock or on the proceeds from a sale or other disposition of our common stock unless you comply with certification procedures to establish that you are not a U.S. person or otherwise establish an exemption. Your provision of a properly executed applicable Internal Revenue Service Form W-8 certifying your non-U.S. status will generally permit you to avoid backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.
Foreign Account Tax Compliance Act
Legislation enacted in 2010 and existing guidance issued thereunder require withholding at a rate of 30% on dividends in respect of our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the United States Department of the Treasury to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution to the extent such interests or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we or the applicable withholding agent will in turn provide to the Internal Revenue Service. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify the foregoing requirements. We will not pay any additional amounts to stockholders in respect of any amounts withheld. Stockholders are encouraged to consult their tax advisors regarding the possible implications of the legislation on their investment in our common stock.

UNDERWRITING
Under the terms and subject to the conditions set forth in an underwriting agreement, the underwriters named below, for whom BTIG, LLC is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, the number of shares of common stock indicated below:
Underwriter	Shares
BTIG, LLC
Craig-Hallum Capital Group LLC
Total
One or more of our officers, directors or other affiliates may purchase shares in the Offering at the public offering price.
The underwriting agreement provides that the obligations of the underwriters to purchase the shares of common stock included in the Offering are subject to approval of legal matters by counsel, including conditions contained in the underwriting agreement. The underwriters are obligated to purchase all the shares of common stock if any of the shares of common stock are purchased (other than those covered by the underwriters’ option to purchase additional shares of common stock described below).
Option to Purchase Additional Shares
We have granted to the underwriters an option, exercisable for up to 30 days from the date of the underwriting agreement, to purchase up to an aggregate of     additional shares of common stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter must purchase the number of additional shares of common stock approximately proportionate to that underwriter’s initial purchase commitment.
Underwriting Discounts and Expenses
The underwriters are purchasing the shares of common stock from us at $    per share of common stock (representing approximately $    aggregate gross proceeds to us, before we deduct our out-of-pocket expenses of approximately $   ). The underwriters propose to offer part of the shares of common stock to the public directly at the public offering price set forth on the cover page of this prospectus supplement and part to dealers at that price less a concession not in excess of $    per share. Such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or purchasers of shares of common stock for whom they may act as agents or to whom they may sell as principal. After the initial offering of shares of common stock, the offering price and other selling terms may from time to time be varied by the underwriter.
The following table shows the per share and total public offering price, underwriting discounts and commissions that we will pay to the underwriters in connection with this offering and proceeds, before expenses, to us. The amounts are shown assuming both no exercise or full exercise by the underwriters of their option to purchase up to     additional shares of our common stock.
	Per Share	No Exercise	Full Exercise
Price to public
Underwriting discount
Proceeds, before expenses, to Drive Shack Inc.
In addition, we estimate that our share of the total expenses of the Offering, excluding underwriting discounts and commissions, will be approximately $   . We have also agreed to reimburse the underwriters for their reasonable out-of-pocket expenses, including attorneys’ fees, up to $   .
Stabilization
The underwriters have advised us that they, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with the Offering. These activities may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.
“Covered” short sales are sales made in an amount not greater than the underwriters’ over-allotment option described above. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.
“Naked” short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in the Offering.
A stabilizing bid is a bid for the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A syndicate covering transaction is the bid for or the purchase of shares of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the Offering. Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the Offering if the common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.
Neither we, nor any of the underwriters, make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.
Lock-Up Agreement
We and each our directors and officers have agreed with the underwriters, subject to limited exceptions, not to sell or transfer any shares of common stock or securities that are substantially similar to the common stock (collectively, the “Lock-up Securities”), for 45 days after the date of this prospectus supplement (or the date of the underwriting agreement, as the case may be) without first obtaining the written consent of the representative on behalf of the underwriters. Specifically, we have agreed, subject to certain limited exceptions, not to, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or file (or, in the case of our directors and officers, cause to be filed) any registration statement under the Securities Act for any of the foregoing or (ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequence of ownership of the common stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Lock-up Securities, in cash or otherwise.
The representative, in its sole discretion, may release any of the Lock-up Securities in whole or in part at any time with or without notice. The representative has no present intent or arrangement to release any of the Lock-up Securities. The release of any Lock-up Securities is considered on a case-by-case basis. Factors that will be considered in deciding whether to release any of the Lock-up Securities may include the length of time before the lock-up period expires, the number of shares of common stock involved, the reason for the requested release, market conditions, the trading price of the common stock and the historical trading volume of the common stock.
Settlement
We expect that delivery of the shares will be made to investors on or about       , 2021, which will be the second business day following the trade date of the common stock (such settlement being referred to as “T+2”).

Indemnification
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.
Electronic Distribution
The prospectus supplement and accompanying prospectus in electronic format may be made available on websites maintained by one or more of the underwriters. Other than this prospectus supplement and accompanying prospectus in electronic format, the information on the underwriters’ respective websites and any information contained in any other website maintained by an underwriter is not part of this prospectus supplement or the accompanying prospectus and should not be relied on by investors in deciding whether to purchase shares of our common stock. No underwriter is responsible for information contained on any website that it does not maintain.
Listing
Our common stock is traded on the NYSE under the symbol “DS.”
Additional Relationships
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve our common stock and/or other assets, securities or instruments of ours (directly, as collateral securing other obligations or otherwise) or our affiliates. The underwriters and their respective affiliates may also make investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriters and their respective affiliates may provide from time to time in the future in the ordinary course of their business certain commercial banking, financial advisory, investment banking and other services to us for which they will be entitled to receive customary fees and expenses.
Notice to Prospective Investors in Canada
The offered securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the offered securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS
Certain legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and McDermott Will & Emery LLP, New York, New York. Hogan Lovells US LLP, New York, New York, will act as counsel to the underwriters.
EXPERTS
The consolidated financial statements of Drive Shack Inc. appearing in Drive Shack Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2019 and the effectiveness of Drive Shack Inc.'s internal control over financial reporting as of December 31, 2019, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

DRIVE SHACK INC.
COMMON STOCK
PREFERRED STOCK
DEPOSITARY SHARES
DEBT SECURITIES
WARRANTS
SUBSCRIPTION RIGHTS
PURCHASE CONTRACTS
AND
PURCHASE UNITS
We may offer, issue and sell from time to time, together or separately, shares of our common stock; shares of our preferred stock, which we may issue in one or more series; depositary shares representing shares of our preferred stock; our debt securities, which may be senior, subordinated or junior subordinated debt securities; warrants to purchase debt or equity securities; subscription rights to purchase shares of our common stock, shares of our preferred stock or our debt securities; purchase contracts to purchase shares of our common stock, shares of our preferred stock or our debt securities; or purchase units, each representing ownership of a purchase contract and debt securities, preferred securities or debt obligations of third-parties, including U.S. treasury securities, or any combination of the foregoing, securing the holder’s obligation to purchase our common stock or other securities under the purchase contracts, up to a maximum aggregate offering price of $500,000,000.
We will provide the specific terms of these securities in supplements to this prospectus. We may describe the terms of these securities in a term sheet that will precede the prospectus supplement. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.
THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.
We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, through agents or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.
Our common stock, 9.75% Series B Cumulative Redeemable Preferred Stock, 8.05% Series C Cumulative Redeemable Preferred Stock and 8.375% Series D Cumulative Redeemable Preferred Stock are each listed on the New York Stock Exchange (“NYSE”) under the trading symbols “DS”, “DS.PB”, “DS.PC” and “DS.PD”, respectively. Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.
INVESTING IN OUR SECURITIES INVOLVES RISKS. BEFORE BUYING OUR SECURITIES, YOU SHOULD REFER TO THE RISK FACTORS INCLUDED IN OUR PERIODIC REPORTS, IN PROSPECTUS SUPPLEMENTS RELATING TO SPECIFIC OFFERINGS OF SECURITIES AND IN OTHER INFORMATION THAT WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION. SEE “RISK FACTORS” ON PAGE 6.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is January 6, 2021.

Unless otherwise stated or the context otherwise requires, references in this prospectus to “DS,” “Drive Shack,” “we,” “our,” and “us” refer to Drive Shack Inc. and its direct and indirect subsidiaries.
i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “Commission”) using a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus, in one or more offerings at an unspecified aggregate initial offering price.
This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities under this prospectus, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”
You should rely on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell or soliciting an offer to buy these securities in any jurisdiction where the offer or sale thereof is not permitted.
You should assume that the information in this prospectus is accurate as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.
This prospectus contains summary descriptions of the common stock, preferred stock, depositary shares, debt securities, warrants, subscription rights, purchase contracts and purchase units that we may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the related prospectus supplement.
WHERE YOU CAN FIND MORE INFORMATION
Drive Shack Inc. files annual, quarterly and current reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the SEC. Our Commission filings are available to the public from the Commission’s internet site at http://www.sec.gov.
Our internet site is http://www.driveshack.com. We make available free of charge through our internet site our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and Forms 3, 4 and 5 filed on behalf of directors and executive officers and any amendments to those reports filed or furnished pursuant to the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Commission. Also posted on our website in the “Investor Relations—Corporate Governance” section are charters for the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee as well as our Corporate Governance Guidelines and our Code of Business Conduct and Ethics governing our directors, officers and employees. Information on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The Commission allows us to “incorporate by reference” into this prospectus information that we file with the Commission. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus and any information filed by us with the Commission subsequent to the date of this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference into this prospectus and any accompanying prospectus supplement the following documents that we have already filed with the Commission (other than any portion of such filings that are furnished, rather than filed, under the Commission’s applicable rules):
•	Annual Report on Form 10-K for the year ended December 31, 2019;
•	Annual Report on Form 10-K/A for the year ended December 31, 2019;
•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020, June 30, 2020 and September 30, 2020;
•	Current Reports on Form 8-K filed on March 6, 2020, March 20, 2020, April 16, 2020, May 4, 2020, September 28, 2020, October 19, 2020 and December 18, 2020;
•
The portions of our Definitive Proxy Statement on Schedule 14A for our 2020 Annual Meeting of Stockholders, filed on November 6, 2020, which are incorporated by reference in our above-mentioned Annual Report on Form 10-K; and

•
the description of our common stock set forth in our Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on September 25, 2002, including any amendment or report filed for the purpose of updating such description.

Whenever prior to the effectiveness of the registration statement and after the date of this prospectus we file reports or documents under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, those reports and documents will be deemed to be a part of this prospectus from the time they are filed (other than documents or information deemed to have been furnished and not filed in accordance with Commission rules). Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. Requests should be directed to Drive Shack Inc., 218 W. 18th St., 3rd Floor, New York, New York 10011, Attention: Investor Relations. The corresponding telephone number and e-mail address are (646) 585-5591 and ir@driveshack.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, among other things, (i) the timing and conditions under which we may reopen any of our entertainment golf venues, (ii) the operation of our entertainment golf venues and traditional golf courses in light of the ongoing COVID-19 pandemic following their reopening and the opening of new venues, (iii) our ability to remain competitive within the leisure and entertainment industry during the ongoing COVID-19 pandemic (iv) the adequacy of our cash flows from operations and available cash to meet our liquidity needs, including in the event of a prolonged reclosure of our venues, (v) our ability to modify the timing of certain contractual payments owed, (vi) our ability to obtain additional financing and (vii) the potential impact of COVID-19 on our results of operations. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “forecast,” “predict,” “continue” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Our ability to predict results or the actual outcome of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. These forward-looking statements involve risks, uncertainties and other factors that may cause our actual results in future periods to differ materially from forecasted results. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to
•	our ability to reopen and/or avoid future closures of our venues;
•
factors impacting attendance, such as local conditions, contagious diseases, including COVID-19, or the perceived threat of contagious diseases, disturbances, natural disasters, and terrorist activities;

•
regulations and guidance of federal, state and local governments and health officials regarding the response to the ongoing COVID-19 pandemic, including with respect to business operations, safety protocols and public gatherings;

•	our financial liquidity and ability to access capital;
•	the ability to retain and attract members and guests to our properties;
•
changes in global, national and local economic conditions, including, but not limited to, increases in unemployment levels, changes in consumer spending patterns, a prolonged economic slowdown and a downturn in the real estate market, particularly due to the COVID-19 pandemic;

•	effects of unusual weather patterns and extreme weather events, geographical concentrations with respect to our operations and seasonality of our business;
•	competition within the industries in which we operate or may pursue additional investments, including competition for sites for our Entertainment Golf venues;
•	material increases in our expenses, including, but not limited to, unanticipated labor issues, rent or costs with respect to our workforce, and costs of goods, utilities and supplies;
•	our inability to sell or exit certain properties, and unforeseen changes to our ability to develop, redevelop or renovate certain properties;
•	our ability to further invest in our business and implement our strategies;
•	difficulty monetizing our real estate debt investments;
•	liabilities with respect to inadequate insurance coverage, accidents or injuries on our properties, adverse litigation judgments or settlements, or membership deposits;
•
changes to and failure to comply with relevant regulations and legislation, including in order to maintain certain licenses and permits, and environmental regulations in connection with our operations;

•	inability to execute on our growth and development strategy by successfully developing, opening and operating new venues;

•	impacts of any failures of our information technology and cybersecurity systems;
•	the impact of any current or further legal proceedings and regulatory investigations and inquiries; and
•	other risks detailed from time to time below, particularly under the heading “Risk Factors,” and in our other reports filed with or furnished to the Commission.
Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The factors noted above could cause our actual results to differ significantly from those contained in any forward-looking statement.
We encourage you to read this prospectus, as well as the information that is incorporated by reference in this prospectus, in its entirety. In evaluating forward-looking statements, you should consider the risks and uncertainties contained in our reports filed with the Commission. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management’s views only as of the date of this prospectus. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.
All references to “we,” “our,” “us,” “Company,” and “Drive Shack” in this prospectus mean Drive Shack Inc. and its consolidated subsidiaries, except where it is made clear that the term means only the parent company.

DRIVE SHACK INC.
Overview
Drive Shack Inc. is an owner and operator of golf-related leisure and “eatertainment” venues and courses focused on bringing people together through competitive socializing, by combining sports and entertainment with elevated food and beverage offerings. The Company was formed in 2002 and its common stock is traded on the NYSE under the symbol “DS.” It conducts its business through three operating segments: (1) Entertainment Golf, (2) Traditional Golf and (3) corporate.
Our Traditional Golf segment is one of the largest owners and operators of traditional golf properties in the United States. Our Entertainment Golf segment is a golf-related leisure and “eatertainment” company that offers sports and social entertainment with gaming and premier golf technology, a chef-inspired menu, craft cocktails, and engaging social events throughout the year. Each core venue features expansive, climate-controlled, suite style bays with lounge seating; augmented-reality golf games and virtual course play; a restaurant and multiple bars; an outdoor patio with lawn games; and arcade games. Our corporate segment consists primarily of investments in loans and securities, interest income on short-term investments, general and administrative expenses as a public company, interest expense on the junior subordinated notes payable and income tax expense.
General
Our stock is traded on the NYSE under the symbol “DS.”
We are incorporated in Maryland and the address of our principal executive office is 218 W. 18th St., 3rd Floor, New York, New York 10011. Our telephone number is (646) 585-5591. Our website address is www.driveshack.com, which is an interactive textual reference only, meaning that the information contained on the website is not part of this prospectus and is not incorporated into this prospectus or any accompanying prospectus supplement by reference.

RISK FACTORS
Before you invest in any of our securities, in addition to the other information in this prospectus and any prospectus supplement or other offering materials, you should carefully consider the risk factors in any prospectus supplement as well as under the heading “Risk Factors” contained in Part I, Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2019 and in Part II, Item 1A in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020, June 30, 2020 and September 30, 2020, all of which are incorporated by reference into this prospectus and any prospectus supplement in their entirety, as the same may be amended, supplemented or superseded from time to time by our filings under the Exchange Act. These risks could materially and adversely affect our business, operating results, cash flows and financial condition and could result in a partial or complete loss of your investment. See “Incorporation of Certain Documents By Reference” and “Cautionary Statement Regarding Forward-Looking Statements.”

USE OF PROCEEDS
Unless otherwise indicated in the applicable prospectus supplement or other offering material, we will use the net proceeds from the sale of the securities for general corporate purposes. We may provide additional information on the use of the net proceeds from the sale of the offered securities in an applicable prospectus supplement or other offering materials relating to the offered securities.

DESCRIPTION OF DEBT SECURITIES
We may offer unsecured debt securities in one or more series which may be senior, subordinated or junior subordinated, and which may be convertible into another security. Unless otherwise specified in the applicable prospectus supplement, our debt securities will be issued in one or more series under an indenture to be entered into between us and U.S. Bank, National Association. Holders of our indebtedness will be structurally subordinated to holders of any indebtedness (including trade payables) of any of our subsidiaries.
The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities, will be described in the applicable prospectus supplement. A form of the indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. The terms of the debt securities will include those set forth in the applicable indenture and those made a part of the global indenture by the Trust Indenture Act of 1939 (“TIA”). You should read the summary below, the applicable prospectus supplement and the provisions of the applicable indenture and indenture supplement, if any, in their entirety before investing in our debt securities.
The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include, among others, the following:
•	the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount of such series;
•	whether the debt securities will be senior, subordinated or junior subordinated;
•	any applicable subordination provisions for any subordinated debt securities;
•	the maturity date(s) or method for determining same;
•	the interest rate(s) or the method for determining same;
•
the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest shall be payable in cash, additional securities or some combination thereof;

•	whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;
•	redemption or early repayment provisions;
•	authorized denominations;
•	if other than the principal amount, the principal amount of debt securities payable upon acceleration;
•	place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the company may be made;
•	whether such debt securities will be issued in whole or in part in the form of one or more global securities and the date as which the securities are dated if other than the date of original issuance;
•	amount of discount or premium, if any, with which such debt securities will be issued;
•	any covenants applicable to the particular debt securities being issued;
•	any additions or changes in the defaults and events of default applicable to the particular debt securities being issued;
•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination and release of the guarantees), if any;
•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;
•	the time period within which, the manner in which and the terms and conditions upon which the holders of the debt securities or the company can select the payment currency;
•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	any restriction or conditions on the transferability of the debt securities;
•	provisions granting special rights to holders of the debt securities upon occurrence of specified events;
•	additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;
•	additions or changes to the provisions for the defeasance of the debt securities or to provisions related to satisfaction and discharge of the indenture;
•
provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and

•
any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series debt securities).

General
We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture.
We will describe in the applicable prospectus supplement any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked will be described in an accompanying prospectus supplement.
United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.
We expect most debt securities to be issued in fully registered form without coupons and in denominations of $2,000 and any integral multiples of $1,000 in excess thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.
Global Securities
Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.
Governing Law
The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York, without regard to conflicts of laws principles thereof.

DESCRIPTION OF CAPITAL STOCK
The following description of the terms of our capital stock is only a summary. For a complete description, we refer you to the Maryland General Corporation Law (the “MGCL”), our charter and our bylaws. We have incorporated by reference our charter and bylaws as exhibits to the registration statement of which this prospectus is a part. The following description discusses the general terms of the common stock and preferred stock that we may issue.
The prospectus supplement relating to a particular series of preferred stock will describe certain other terms of such series of preferred stock. If so indicated in the prospectus supplement relating to a particular series of preferred stock, the terms of any such series of preferred stock may differ from the terms set forth below. The description of preferred stock set forth below and the description of the terms of a particular series of preferred stock set forth in the applicable prospectus supplement are not complete and are qualified in their entirety by reference to our charter, particularly to the articles supplementary relating to that series of preferred stock.
General
Under our charter we are authorized to issue up to 1,100,000,000 shares of stock, consisting of 1,000,000,000 shares of common stock, $0.01 par value per share, and 100,000,000 shares of preferred stock, $0.01 par value per share, of which 2,875,000 shares have been classified and designated as shares of “9.75% Series B Cumulative Redeemable Preferred Stock”, 1,800,000 shares have been classified and designated as shares of “8.05% Series C Cumulative Redeemable Preferred Stock”, 2,300,000 shares have been classified and designated as shares of “8.375% Series D Cumulative Redeemable Preferred Stock” and 1,000,000 shares have been classified and designated as shares of “Series E Junior Participating Preferred Stock.” The aggregate par value of all authorized shares of stock having par value is $11,000,000. As of the date of this prospectus, there are currently no other classes or series of preferred stock authorized. Under Maryland law, our stockholders generally are not liable for our debts or obligations.
Common Stock
All outstanding shares of our common stock are duly authorized, fully paid and nonassessable. Holders of our common stock are entitled to receive, when, as and if declared by the board of directors, dividends out of assets legally available for the payment of dividends. They are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock.
Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. There is no cumulative voting in the election of directors, and directors are elected by a plurality of votes cast.
Holders of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. All shares of common stock will have equal dividend, liquidation and other rights.
Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders holding at least two thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides that these matters may be approved by a majority of all of the votes entitled to be cast on the matter.
Preferred Stock
Our board of directors may authorize the issuance of preferred stock in one or more series and may determine, with respect to any such series, the powers, preferences and rights of such series, and its qualifications, limitations and restrictions, including, without limitation:
•	the number of shares to constitute such series and the designations thereof;

•	the voting power, if any, of holders of shares of such series and, if voting power is limited, the circumstances under which such holders may be entitled to vote;
•	the rate of dividends, if any, and the extent of further participation in dividend distributions, if any, and whether dividends shall be cumulative or non-cumulative;
•	whether or not such series shall be redeemable, and, if so, the terms and conditions upon which shares of such series shall be redeemable;
•	the extent, if any, to which such series shall have the benefit of any sinking fund provision for the redemption or purchase of shares;
•	the rights, if any, of such series, in the event of the dissolution of the corporation, or upon any distribution of the assets of the corporation; and
•	whether or not the shares of such series shall be convertible, and, if so, the terms and conditions upon which shares of such series shall be convertible.
You should refer to the prospectus supplement relating to the series of preferred stock being offered for the specific terms of that series, including:
•	the title of the series and the number of shares in the series;
•	the price at which the preferred stock will be offered;
•
the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate;

•	the voting rights, if any, of the holders of shares of the preferred stock being offered;
•	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;
•	the liquidation preference per share;
•
the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into our common stock, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

•
the terms and conditions, if applicable, upon which the preferred stock being offered will be exchangeable for debt securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;

•	any listing of the preferred stock being offered on any securities exchange;
•	whether interests in the shares of the series will be represented by depositary shares;
•	a discussion of any material U.S. federal income tax considerations applicable to the preferred stock being offered;
•	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;
•
any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the series.
Upon issuance, the shares of preferred stock will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full and we may not require them to pay additional funds. Holders of our preferred stock will not have any preemptive rights.

Preferred Stock Dividend Rights
Holders of our preferred stock will be entitled to receive, when, as and if declared by the board of directors, dividends in additional shares of preferred stock or cash dividends at the rates and on the dates set forth in the related articles supplementary and prospectus supplement. Dividend rates may be fixed or variable or both. Different series of preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination. Each dividend will be payable to the holders of record as they appear on our stock books on record dates determined by the board of directors. Dividends on preferred stock may be cumulative or noncumulative, as specified in the related articles supplementary and prospectus supplement. If the board of directors fails to declare a dividend on any preferred stock for which dividends are noncumulative, then the right to receive that dividend will be lost, and we will have no obligation to pay the dividend for that dividend period, whether or not dividends are declared for any future dividend period.
No full dividends will be declared or paid on any preferred stock unless full dividends for the dividend period commencing after the immediately preceding dividend payment date and any cumulative dividends still owing have been or contemporaneously are declared and paid on all other series of preferred stock which have the same rank as, or rank senior to, that series of preferred stock. When those dividends are not paid in full, dividends will be declared pro rata, so that the amount of dividends declared per share on that series of preferred stock and on each other series of preferred stock having the same rank as that series of preferred stock will bear the same ratio to each other that accrued dividends per share on that series of preferred stock and the other series of preferred stock bear to each other. In addition, generally, unless full dividends including any cumulative dividends still owing on all outstanding shares of any series of preferred stock have been paid, no dividends will be declared or paid on the common stock and generally we may not redeem or purchase any common stock. No interest will be paid in connection with any dividend payment or payments which may be in arrears.
Unless otherwise set forth in the related prospectus supplement, the dividends payable for each dividend period will be computed by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months and, for any period less than a full month, the actual number of days elapsed in the period.
Preferred Stock Rights upon Liquidation
If we liquidate, dissolve or wind up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive liquidating distributions in the amount set forth in the articles supplementary and prospectus supplement relating to the series of preferred stock. If the amounts payable with respect to preferred stock of any series and any stock having the same rank as that series of preferred stock are not paid in full, the holders of the preferred stock will share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After the holders of each series of preferred stock having the same rank are paid in full, they will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all of our property or business nor a merger or consolidation by us with any other corporation will be considered a dissolution, liquidation or winding up by us of our business or affairs.
Preferred Stock Redemption
Any series of preferred stock may be redeemable in whole or in part at our option (subject to any limitations set forth in the articles governing such series). In addition, any series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund. The redemption provisions that may apply to a series of preferred stock, including the redemption dates and the redemption prices for that series, will be set forth in the related prospectus supplement.
If a series of preferred stock is subject to mandatory redemption, the related prospectus supplement will specify the year we can begin to redeem shares of the preferred stock, the number of shares of the preferred stock we can redeem each year, and the redemption price per share. We may pay the redemption price in cash, stock or other securities of our or of third parties, as specified in the related prospectus supplement. If the redemption price is to be paid only from the proceeds of the sale of our capital stock, the terms of the series of preferred stock may also provide that if no capital stock is sold or if the amount of cash received is insufficient to pay in full the redemption price then due, the series of preferred stock will automatically be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the related prospectus supplement.
If fewer than all the outstanding shares of any series of preferred stock are to be redeemed, whether by mandatory or optional redemption, the board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata by any other method determined to be equitable. From and after the redemption date, dividends will cease to accrue on the shares of preferred stock called for redemption and all rights of the holders of those shares other than the right to receive the redemption price will cease.
Preferred Stock Conversion Rights
The related articles supplementary and prospectus supplement will state any conversion rights under which shares of preferred stock are convertible into shares of common stock or another series of preferred stock or other property. As described under “Redemption” above, under some circumstances preferred stock may be mandatorily converted into common stock or another series of preferred stock.
Preferred Stock Voting Rights
The related articles supplementary and prospectus supplement will state any voting rights of that series of preferred stock. Unless otherwise indicated in the related prospectus supplement, if we issue full shares of any series of preferred stock, each share will be entitled to one vote on matters on which holders of that series of preferred stock are entitled to vote. Because each full share of any series of preferred stock will be entitled to one vote, the voting power of that series will depend on the number of shares in that series, and not on the aggregate liquidation preference or initial offering price of the shares of that series of preferred stock.
Permanent Global Preferred Securities
A series of preferred stock may be issued in whole or in part in the form of one or more global securities that will be deposited with a depositary or its nominee identified in the related prospectus supplement. For most series of preferred stock, the depositary will be DTC. A global security may not be transferred except as a whole to the depositary, a nominee of the depositary or their successors unless it is exchanged in whole or in part for preferred stock in individually certificated form. Any additional terms of the depositary arrangement with respect to any series of preferred stock and the rights of and limitations on owners of beneficial interests in a global security representing a series of preferred stock may be described in the related prospectus supplement.
Description of Series B Preferred Stock
Our charter establishes the number and fixes the terms, designations, powers, preferences, rights, limitations and restrictions of a series of preferred stock designated the 9.75% Series B Cumulative Redeemable Preferred Stock. The Series B Preferred Stock is listed on the New York Stock Exchange.
Ranking. The Series B Preferred Stock, with respect to distribution rights and the distribution of assets upon our liquidation, dissolution or winding up, ranks (i) senior to all classes or series of our common stock and to all other equity securities the terms of which specifically provide that such equity securities rank junior to the Series B Preferred Stock; (ii) on a parity with all equity securities issued by us other than those referred to in clauses (i) and (iii); and (iii) junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to such Series B Preferred Stock. The term “equity securities” shall not include convertible debt securities.
Distributions. Holders of Series B Preferred Stock are entitled to receive, when and as authorized by our board of directors, out of legally available funds, cumulative preferential cash distributions at the rate of 9.75% of the liquidation preference per annum, which is equivalent to $2.4375 per share of Series B Preferred Stock per year. Distributions on the Series B Preferred Stock cumulate from the date of original issuance (March 18, 2003) and are payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year, or, if not a business day, the next succeeding business day, commencing April 30, 2003.
Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of us, holders of Series B Preferred Stock are entitled to receive out of our assets available for distribution to stockholders (after payment or provision for all of our debts and other liabilities) a liquidating distribution in the amount of a liquidation preference of $25.00 per share, plus any accumulated and unpaid distributions to the date of payment, whether or not authorized, before any distribution of assets is made to holders of our common stock and any other shares of our equity securities ranking junior to the Series B Preferred Stock as to liquidation rights.
Redemption. We, at our option, upon giving of notice, may redeem the Series B Preferred Stock, in whole or from time to time in part (unless we are in arrears on the distributions on the Series B Preferred Stock, in which case we can only redeem in whole), for cash, at a redemption price of $25.00 per share, plus all accumulated and unpaid distributions to the date of redemption, whether or not authorized.
Maturity. The Series B Preferred Stock does not have a stated maturity and is not subject to any sinking fund or mandatory redemption provisions.
Voting Rights. Holders of Series B Preferred Stock do not have any voting rights, except that if distributions on the Series B Preferred Stock are in arrears for six or more quarterly periods (whether or not consecutive), then holders of Series B Preferred Stock (voting together as a single class with all of our other equity securities upon which like voting rights have been conferred and are exercisable) shall be entitled to elect two additional directors. In addition, so long as any Series B Preferred Stock remains outstanding, subject to limited exceptions, we will be required to obtain approval of at least two-thirds of the then-outstanding Series B Preferred Stock (such series voting separately as a class) in order to (a) authorize, create or increase the authorized or issued amount of any class or series of equity securities ranking senior to the Series B Preferred Stock with respect to certain rights, or create, authorize or issue any obligation or security convertible into any such senior securities; or (b) amend, alter or repeal our charter in a way that materially and adversely affects any right, preference or voting power of the Series B Preferred Stock.
Conversion. The Series B Preferred Stock is not convertible into or exchangeable for our property or securities.
Description of Series C Preferred Stock
Our charter establishes the number and fixes the terms, designations, powers, preferences, rights, limitations and restrictions of a series of preferred stock designated the 8.05% Series C Cumulative Redeemable Preferred Stock. The Series C Preferred Stock is listed on the New York Stock Exchange.
Ranking. The Series C Preferred Stock, with respect to distribution rights and the distribution of assets upon our liquidation, dissolution or winding up, ranks (i) senior to all classes or series of our common stock and to all equity securities the terms of which specifically provide that such equity securities rank junior to the Series C Preferred Stock; (ii) on a parity with the 9.75% Series B Cumulative Redeemable Preferred Stock and all other equity securities issued by us other than those referred to in clauses (i) and (iii); and (iii) junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to such Series C Preferred Stock. The term “equity securities” shall not include convertible debt securities.
Distributions. Holders of Series C Preferred Stock are entitled to receive, when and as authorized by our board of directors, out of legally available funds, cumulative preferential cash distributions at the rate of 8.05% of the liquidation preference per annum, which is equivalent to $2.0125 per share of Series C Preferred Stock per year. However, during any period of time that both (i) the Series C Preferred Stock is not listed on the NYSE or AMEX, or quoted on the NASDAQ, and (ii) we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, but shares of Series C Preferred Stock are outstanding, we will increase the cumulative cash distributions payable on the Series C Preferred Stock to a rate of 9.05% of the liquidation preference per annum, which is equivalent to $2.2625 per share of Series C Preferred Stock per year (the “Series C Special Distribution”). Distributions on the Series C Preferred Stock cumulate from the date of original issuance (October 25, 2005) or, with respect to the Series C Special Distribution, if applicable, from the date following the date on which both (i) the Series C Preferred Stock ceases to be listed on the NYSE or the AMEX or quoted on the NASDAQ and (ii) we cease to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, and are payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year or, if not a business day, the next succeeding business day, commencing January 31, 2006. The Series C Special Distribution, if applicable, shall cease to accrue on the date following the earlier of (i) the listing of the Series C Preferred Stock on the NYSE or the AMEX or its quotation on the NASDAQ or (ii) we become subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of us, holders of Series C Preferred Stock are entitled to receive out of our assets available for distribution to stockholders (after payment or provision for all of our debts and other liabilities) a liquidating distribution in the amount of a liquidation preference of $25.00 per share, plus any accumulated and unpaid distributions to the date of payment, whether or not authorized, before any distribution of assets is made to holders of our common stock and any other shares of our equity securities ranking junior to the Series C Preferred Stock as to liquidation rights.
Regular Redemption. We, at our option, upon giving of notice, may redeem the Series C Preferred Stock, in whole or from time to time in part (unless we are in arrears on the distributions on the Series C Preferred Stock, in which case we can only redeem in whole), for cash, at a redemption price of $25.00 per share, plus all accumulated and unpaid distributions to the date of redemption, whether or not authorized.
Special Redemption. If at any time both (i) the Series C Preferred Stock ceases to be listed on the NYSE or the AMEX or quoted on the NASDAQ and (ii) we cease to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, and any shares of Series C Preferred Stock are outstanding, we will have the option to redeem the Series C Preferred Stock, in whole but not in part, within 90 days of the date upon which both the Series C Preferred Stock ceases to be listed and we cease to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, for cash at $25.00 per share, plus accumulated and unpaid distributions, if any, to the date of redemption, whether or not authorized.
Maturity. The Series C Preferred Stock does not have a stated maturity and is not subject to any sinking fund or mandatory redemption provisions.
Voting Rights. Holders of Series C Preferred Stock do not have any voting rights, except that if distributions on the Series C Preferred Stock are in arrears for six or more quarterly periods (whether or not consecutive), then holders of Series C Preferred Stock (voting together as a single class with all of our other equity securities (including the Series B Preferred Stock), as applicable, upon which like voting rights have been conferred and are exercisable) shall be entitled to elect two additional directors. In addition, so long as any Series C Preferred Stock remains outstanding, subject to limited exceptions, we will be required to obtain approval of at least two-thirds of the then-outstanding Series C Preferred Stock (such series voting separately as a class) in order to (a) authorize, create or increase the authorized or issued amount of any class or series of equity securities ranking senior to the Series C Preferred Stock with respect to certain rights, or create, authorize or issue any obligation or security convertible into any such senior securities; or (b) amend, alter or repeal our charter in a way that materially and adversely affects any right, preference or voting power of the Series C Preferred Stock.
Conversion. The Series C Preferred Stock is not convertible into or exchangeable for our property or securities.
Description of Series D Preferred Stock
Our charter establishes the number and fixes the terms, designations, powers, preferences, rights, limitations and restrictions of a series of preferred stock designated the 8.375% Series D Cumulative Redeemable Preferred Stock. The Series D Preferred Stock is listed on the New York Stock Exchange.
Ranking. The Series D Preferred Stock, with respect to distribution rights and the distribution of assets upon our liquidation, dissolution or winding up, ranks (i) senior to all classes or series of our common stock and to all equity securities the terms of which specifically provide that such equity securities rank junior to the Series D Preferred Stock; (ii) on a parity with the 9.75% Series B Cumulative Redeemable Preferred Stock and 8.05% Series C Cumulative Redeemable Preferred Stock and all other equity securities issued by us other than those referred to in clauses (i) and (iii); and (iii) junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to such Series D Preferred Stock. The term “equity securities” shall not include convertible debt securities.
Distributions. Holders of Series D Preferred Stock are entitled to receive, when and as authorized by our board of directors, out of legally available funds, cumulative preferential cash distributions at the rate of 8.375% of the liquidation preference per annum, which is equivalent to $2.09375 per share of Series D Preferred Stock per year. However, during any period of time that both (i) the Series D Preferred Stock is not listed on the NYSE or AMEX, or quoted on the NASDAQ, and (ii) we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, but shares of Series D Preferred Stock are outstanding, we will increase the cumulative cash distributions payable on the Series D Preferred Stock to a rate of 9.375% of the liquidation preference per annum, which is equivalent to $2.34375 per share of Series D Preferred Stock per year (the “Series D Special Distribution”). Distributions on the Series D Preferred Stock cumulate from the date of original issuance (March 15, 2007) or, with respect to the Series D Special Distribution, if applicable, from the date following the date on which both (i) the Series D Preferred Stock ceases to be listed on the NYSE or the AMEX or quoted on the NASDAQ and (ii) we cease to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, and are payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year or, if not a business day, the next succeeding business day, commencing July 31, 2007. The Series D Special Distribution, if applicable, shall cease to accrue on the date following the earlier of (i) the listing of the Series D Preferred Stock on the NYSE or the AMEX or its quotation on the NASDAQ or (ii) we become subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.
Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of us, holders of Series D Preferred Stock are entitled to receive out of our assets available for distribution to stockholders (after payment or provision for all of our debts and other liabilities) a liquidating distribution in the amount of a liquidation preference of $25.00 per share, plus any accumulated and unpaid distributions to the date of payment, whether or not authorized, before any distribution of assets is made to holders of our common stock and any other shares of our equity securities ranking junior to the Series D Preferred Stock as to liquidation rights.
Regular Redemption. We, at our option, upon giving of notice, may redeem the Series D Preferred Stock, in whole or from time to time in part (unless we are in arrears on the distributions on the Series D Preferred Stock, in which case we can only redeem in whole), for cash, at a redemption price of $25.00 per share, plus all accumulated and unpaid distributions to the date of redemption, whether or not authorized.
Special Redemption. If at any time both (i) the Series D Preferred Stock ceases to be listed on the NYSE or the AMEX or quoted on the NASDAQ and (ii) we cease to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, and any shares of Series D Preferred Stock are outstanding, we will have the option to redeem the Series D Preferred Stock, in whole but not in part, within 90 days of the date upon which both the Series D Preferred Stock ceases to be listed and we cease to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, for cash at $25.00 per share, plus accumulated and unpaid distributions, if any, to the date of redemption, whether or not authorized.
Maturity. The Series D Preferred Stock does not have a stated maturity and is not subject to any sinking fund or mandatory redemption provisions.
Voting Rights. Holders of Series D Preferred Stock do not have any voting rights, except that if distributions on the Series D Preferred Stock are in arrears for six or more quarterly periods (whether or not consecutive), then holders of Series D Preferred Stock (voting together as a single class with all of our other equity securities upon which voting rights have been conferred and are exercisable, including our Series B Preferred Stock and Series C Preferred Stock) shall be entitled to elect two additional directors. In addition, so long as any Series D Preferred Stock remains outstanding, subject to limited exceptions, we will be required to obtain approval of at least two-thirds of the then-outstanding Series D Preferred Stock (such series voting separately as a class) in order to (a) authorize, create or increase the authorized or issued amount of any class or series of equity securities ranking senior to the Series D Preferred Stock with respect to certain rights, or create, authorize or issue any obligation or security convertible into any such senior securities; or (b) amend, alter or repeal our charter in a way that materially and adversely affects any right, preference or voting power of the Series D Preferred Stock.
Conversion. The Series D Preferred Stock is not convertible into or exchangeable for our property or securities.
Description of Series E Junior Participating Preferred Stock
Our charter establishes the number and fixes the terms, designations, powers, preferences, rights, limitations and restrictions of a series of preferred stock designated the Series E Junior Participating Preferred Stock. Such number may be increased or decreased by resolution of our board of directors, provided that no decrease shall reduce the number of shares of Series E Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the exercise of any options, rights or warrants issuable upon conversion of any outstanding securities issued by us convertible into Series E Preferred Stock.
Ranking. The Series E Preferred Stock shall rank junior to all other series of our Preferred Stock as to the payment of dividends and distribution of assets, unless the terms of any such series shall provide otherwise.
Distributions. Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the shares of Series E Preferred Stock with respect to dividends, the holders of shares of Series E Preferred Stock, in preference to the holders of common stock, and of any other junior stock, shall be entitled to receive, when, as and if declared by our board of directors out of funds legally available for the purpose, quarterly dividends payable in cash on the 1st March, June, September and December in each year (each, a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series E Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment set forth our charter, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of common stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the common stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series E Preferred Stock. In the event we shall at any time after December 20, 2016 (the “Rights Record Date”) (i) declare any dividend on common stock payable in shares of common stock, (ii) subdivide the outstanding common stock, or (iii) combine or consolidate the outstanding shares of common stock into a smaller number of shares through a reverse stock split or otherwise, then in each such case the amount to which holders of shares of Series E Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event. We shall declare a dividend or distribution on the Series E Preferred Stock immediately after we declare a dividend or distribution on the common stock (other than a dividend payable in shares of common stock), provided that, in the event no dividend or distribution shall have been declared on the common stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series E Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date. Dividends, to the extent payable, shall begin to accrue and be cumulative on outstanding shares of Series E Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series E Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series E Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series E Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. Our board of directors may fix a record date for the determination of holders of shares of Series E Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than thirty days prior to the date fixed for the payment thereof.
Voting Rights. Subject to the provision for adjustment set forth in our charter, each share of Series E Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of our stockholders. Except as otherwise provided in our charter, in any other articles supplementary creating a series of Preferred Stock (or any similar stock), or by law, the holders of shares of Series E Preferred Stock and the holders of shares of common stock shall vote together as one class on all matters submitted to a vote of our stockholders. In addition, if at any time dividends on any Series E Preferred Stock shall be in arrears in any amount equal to six quarterly dividends thereon, for the duration of such default period, all holders of Preferred Stock (including holders of the Series E Preferred Stock) with dividends in arrears in an amount equal to six quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two directors.

Certain Restrictions. Whenever quarterly dividends or other dividends or distributions payable on the Series E Preferred Stock are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series E Preferred Stock outstanding shall not have been paid in full, we shall not: (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior to the Series E Preferred Stock; (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity with the Series E Preferred Stock, except dividends paid ratably on the Series E Preferred Stock; (iii) subjected to limited exceptions, redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior with the Series E Preferred Stock; or (iv) redeem or purchase or otherwise acquire for consideration any shares of Series E Preferred Stock, or any shares ranking on parity with the Series E Preferred Stock, except in accordance with a purchase offer made in writing or by publication to all holders of such shares upon such terms as our board of directors determines in good faith will result in fair and equitable treatment among the respective series or classes. In addition, so long as any Series E Preferred Stock are outstanding, neither our charter nor any articles supplementary shall be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series E Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series E Preferred Stock, voting separately as a class.
Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of us, no distribution shall be made to the holders of shares of stock ranking junior to the Series E Preferred Stock unless, prior thereto, the holders of shares of Series E Preferred Stock shall have received an amount equal to $1,000 per share of Series E Preferred Stock, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series E Liquidation Preference”). Following the payment of the full amount of the Series E Liquidation Preference, no additional distributions shall be made to the holders of shares of Series E Preferred Stock unless, prior thereto, the holders of shares of common stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series E Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in our charter to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the “Adjustment Number”). Following the payment of the full amount of the Series E Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series E Preferred Stock and common stock, respectively, holders of Series E Preferred Stock and holders of shares of common stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and common stock, on a per share basis, respectively. In the event, however, that there are not sufficient assets available to permit payment in full of the Series E Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series E Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of common stock.
Consolidation or Merger. If we shall enter into any consolidation, merger, share exchange, combination or other transaction in which the shares of common stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series E Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share (subject to the provision for adjustment set forth in our charter) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of common stock is changed or exchanged.
Redemption. The shares of Series E Preferred Stock shall not be redeemable.
Power to Reclassify Unissued Shares of Common and Preferred Stock
Our charter authorizes our board of directors to classify and reclassify any unissued shares of our common stock or preferred stock into other classes or series of stock. Prior to issuance of shares of each class or series, our board is required by Maryland law and by our charter to set, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Therefore, our board could authorize the issuance of shares of another class or series of stock with terms and conditions more favorable than current terms, or which also could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. Our board also could authorize the issuance of additional shares of our 9.75% Series B Cumulative Redeemable Preferred Stock, 8.05% Series C Cumulative Redeemable Preferred Stock, 8.375% Series D Cumulative Redeemable Preferred Stock or Series E Junior Participating Preferred Stock.
Power to Issue Additional Shares of Common and Preferred Stock
We believe that the power to issue additional shares of common stock or preferred stock and to classify or reclassify unissued shares of common stock or preferred stock and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities are listed or traded. Although we have no present intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of common stock or otherwise be in their best interest.
Dividend Reinvestment Plan
We may implement a dividend reinvestment plan whereby stockholders may automatically reinvest their dividends in our common stock. Details about any such plan would be sent to our stockholders following adoption thereof by our board of directors.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock and our Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock is American Stock Transfer & Trust Company, New York, New York. We will appoint a transfer agent, registrar and dividend disbursement agent for any new series of preferred stock. The registrar for the preferred stock will send notices to the holders of the preferred stock of any meeting at which those holders will have the right to elect directors or to vote on any other matter.
Tax Benefits Preservation Plan
We are party to a Tax Benefits Preservation Plan (the “Tax Benefits Preservation Plan”) with American Stock Transfer & Trust Company, LLC, as rights agent, and the disinterested members of the board of directors have declared a dividend distribution of one right (a “Right”) for each outstanding share of common stock of the Company to stockholders of record at the close of business on March 16, 2020 (the “Record Date”). Each Right is governed by the terms of the Tax Benefits Preservation Plan and entitles the registered holder to purchase from the Company a unit consisting of one one-thousandth of a share (a “Unit”) of Series E Preferred Stock, at a purchase price of $18.00 per Unit, subject to adjustment (the “Purchase Price”). The Tax Benefits Preservation Plan is intended to help protect the Company’s ability to use its tax net operating losses and certain other tax assets (“Tax Benefits”) by deterring an “ownership change” as defined under Section 382 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder (the “Code”).
Rights Certificates; Exercise Period. Initially, the Rights were attached to all common stock certificates representing shares then outstanding, and no separate rights certificates (“Rights Certificates”) will be distributed. Subject to certain exceptions specified in the Tax Benefits Preservation Plan, the Rights will separate from the common stock then outstanding and a distribution date (the “Distribution Date”) will occur upon the earlier of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has become the beneficial owner of 4.9% or more of the shares of the common stock (the “Stock Acquisition Date”) and (ii) 10 business days (or such later date as the board of directors shall determine) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person.
Until the Distribution Date, (i) the Rights will be evidenced by the common stock certificates (or, in the case of book entry shares, by the notations in the book entry accounts) and will be transferred with and only with such common stock, (ii) the common stock certificates issued after the Record Date will contain a notation incorporating the Tax Benefits Preservation Plan by reference and (iii) the surrender for transfer of any certificates for common stock outstanding will also constitute the transfer of the Rights associated with the common stock represented by such certificates. Pursuant to the Tax Benefits Preservation Plan, the Company reserves the right to require prior to the occurrence of a Triggering Event (as defined below) that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Series E Preferred Stock will be issued.
The definition of “Acquiring Person” contained in the Tax Benefits Preservation Plan contains several exemptions, including (i) the Company or any of the Company’s subsidiaries; (ii) any employee benefit plan of the Company, or of any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan; (iii) any person who becomes the beneficial owner of 4.9% or more of the shares of the common stock then outstanding as a result of a reduction in the number of shares of common stock by the Company or a stock dividend, stock split, reverse stock split or similar transaction, unless and until such person increases his ownership by more than one percentage point over such persons’ lowest percentage stock ownership on or after the consummation of the relevant transaction; (iv) any person who, together with all affiliates and associates of such person, was the beneficial owner of 4.9% or more of the shares of common stock then outstanding on the date of the Tax Benefits Preservation Plan, unless and until such person and its affiliates and associates increase their aggregate ownership by more than one percentage point over their lowest percentage stock ownership on or after the date of the Tax Benefits Preservation Plan or decrease their aggregate percentage stock ownership below 4.9%; (v) any person who, within 10 business days of being requested by the Company to do so, certifies to the Company that such person became an Acquiring Person inadvertently or without knowledge of the terms of the Rights and who, together with all affiliates and associates, thereafter within 10 business days following such certification disposes of such number of shares of common stock so that it, together with all affiliates and associates, ceases to be an Acquiring Person; (vi) Wesley R. Edens and any of his associates (“Mr. Edens”); provided that the foregoing exemption (x) shall apply only to the extent that the Company does not undergo an “owner shift” (as that term is defined in Section 382 of the Code) of 10% or more as a result of beneficial ownership of Company Securities by Mr. Edens and (y) may be revoked at any time by the disinterested members of the board of directors as to future acquisitions; and (vii) any person that the Board has affirmatively determined shall not be deemed an Acquiring Person.
The Rights are not exercisable until the Distribution Date and will expire at the earliest of (i) 11:59 P.M. (New York City time) on March 5, 2021 or such later date and time as may be determined by the board of directors and approved by the stockholders of the Company by a vote of the majority of the votes cast by the holders of shares entitled to vote thereon at a meeting of stockholders of the Company prior to 11:59 P.M. (New York City time) on March 5, 2021 (which later date and time shall be in no event later than 11:59 P.M. (New York City time) on March 5, 2023), (ii) the time at which the Rights are redeemed or exchanged as provided in the Tax Benefits Preservation Plan, (iii) the time at which the Board determines that the Tax Benefits Preservation Plan is no longer necessary or desirable for the preservation of Tax Benefits and (iv) the close of business on the first day of a taxable year of the Company to which the board of directors determines that no Tax Benefits may be carried forward.
As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of the common stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. After the Distribution Date, the Company generally would issue Rights with respect to shares of common stock issued upon the exercise of stock options or pursuant to awards under any employee plan or arrangement, which stock options or awards are outstanding as of the Distribution Date, or upon the exercise, conversion or exchange of securities issued by the Company after the Tax Benefits Preservation Plan’s adoption (except as may otherwise be provided in the instruments governing such securities). In the case of other issuances of shares of common stock after the Distribution Date, the Company generally may, if deemed necessary or appropriate by the board of directors, issue Rights with respect to such shares of common stock.
Preferred Share Provisions. Each one one-thousandth of a share of Series E Preferred Stock, if issued:
•	will not be redeemable;
•	will entitle the holder thereof to quarterly dividend payments of $0.001 or an amount equal to the dividend paid on one share of common stock, whichever is greater;

•
will, upon any liquidation of the Company, entitle the holder thereof to receive either $1.00 plus accrued and unpaid dividends and distributions to the date of payment or an amount equal to the payment made on one share of common stock, whichever is greater;

•	will have the same voting power as one share of common stock; and
•	will, if shares of common stock are exchanged via merger, consolidation or a similar transaction, entitle holders to a per share payment equal to the payment made on one share of common stock.
Flip-in Trigger. In the event that a person or group of affiliated or associated persons becomes an Acquiring Person (unless the event causing such person or group to become an Acquiring Person is a transaction described under Flip-over Trigger, below), each holder of a Right will thereafter have the right to receive, upon exercise, common stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. Notwithstanding the foregoing, following the occurrence of such an event, all Rights that are, or (under certain circumstances specified in the Tax Benefits Preservation Plan) were, beneficially owned by any Acquiring Person will be null and void. However, Rights are not exercisable following the occurrence of such an event until such time as the Rights are no longer redeemable by the Company as set forth below.
Flip-over Trigger. In the event that, at any time following the Stock Acquisition Date, (i) the Company engages in a merger or other business combination transaction in which the Company is not the surviving corporation or (ii) the Company engages in a merger or other business combination transaction in which the Company is the surviving corporation and the Common Stock is changed or exchanged, each holder of a Right (except Rights that have previously been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The events set forth in this paragraph and in the next preceding paragraph are referred to as the “Triggering Events.”
Exchange Feature. At any time after a person becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the common stock then outstanding, the board of directors may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of common stock, or one one-thousandth of a share of Series E Preferred Stock (or of a share of a class or series of the Company’s preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).
Equitable Adjustments. The Purchase Price payable, and the number of Units of Series E Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series E Preferred Stock, (ii) if holders of the Series E Preferred Stock are granted certain rights or warrants to subscribe for Series E Preferred Stock or convertible securities at less than the current market price of the Series E Preferred Stock, or (iii) upon the distribution to holders of the Series E Preferred Stock of evidence of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).
With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Series E Preferred Stock on the last trading day prior to the date of exercise.
Redemption Rights. At any time until 10 business days following the Stock Acquisition Date, the Company may, at the Company’s option, redeem the Rights in whole, but not in part, at a price of $0.001 per Right (payable in cash, common stock or other consideration deemed appropriate by the board of directors). Immediately upon the action of the board of directors ordering redemption of the Rights, the Rights will terminate and the only the right of the holders of Rights will be to receive the $0.001 redemption price.
Amendment of Rights. Any of the provisions of the Tax Benefits Preservation Plan may be amended by the board of directors prior to the Distribution Date except that the board of directors may not extend the expiration of the Rights beyond 11:59 P.M. (New York City time) on March 5, 2021 unless such extension is approved by the Company’s stockholders prior to 11:59 P.M. (New York City time) on March 5, 2021. After the Distribution Date, the provisions of the Tax Benefits Preservation Plan may be amended by the board of directors in order to cure any ambiguity, to make changes that do not adversely affect the interests of the holders of Rights, or to shorten or lengthen any time period under the Tax Benefits Preservation Plan. The foregoing notwithstanding, no amendment may be made at such time as the Rights are not redeemable, except to cure any ambiguity or correct or supplement any provision contained in the Tax Benefits Preservation Plan which may be defective or inconsistent with any other provision therein.
Miscellaneous. Until a Right is exercised, the holder thereof, as such, will have no separate rights as a stockholder of the Company, including the right to vote or to receive dividends in respect of the Rights. While the distribution of the Rights will not be taxable to the Company’s stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for common stock (or other consideration) of the Company or for common stock of the acquiring company or in the event of the redemption of the Rights as set forth above.

DESCRIPTION OF DEPOSITARY SHARES
We may issue depositary receipts representing interests in shares of particular series of preferred stock which are called depositary shares. We will deposit the preferred stock of a series which is the subject of depositary shares with a depositary, which will hold that preferred stock for the benefit of the holders of the depositary shares, in accordance with a deposit agreement between the depositary and us. The holders of depositary shares will be entitled to all the rights and preferences of the preferred stock to which the depositary shares relate, including dividend, voting, conversion, redemption and liquidation rights, to the extent of their interests in that preferred stock.
While the deposit agreement relating to a particular series of preferred stock may have provisions applicable solely to that series of preferred stock, all deposit agreements relating to preferred stock we issue will include the following provisions:
Dividends and Other Distributions
Each time we pay a cash dividend or make any other type of cash distribution with regard to preferred stock of a series, the depositary will distribute to the holder of record of each depositary share relating to that series of preferred stock an amount equal to the dividend or other distribution per depositary share the depositary receives. If there is a distribution of property other than cash, the depositary either will distribute the property to the holders of depositary shares in proportion to the depositary shares held by each of them, or the depositary will, if we approve, sell the property and distribute the net proceeds to the holders of the depositary shares in proportion to the depositary shares held by them.
Withdrawal of Preferred Stock
A holder of depositary shares will be entitled to receive, upon surrender of depositary receipts representing depositary shares, the number of whole or fractional shares of the applicable series of preferred stock, and any money or other property, to which the depositary shares relate.
Redemption of Depositary Shares
Whenever we redeem shares of preferred stock held by a depositary, the depositary will be required to redeem, on the same redemption date, depositary shares constituting, in total, the number of shares of preferred stock held by the depositary which we redeem, subject to the depositary’s receiving the redemption price of those shares of preferred stock. If fewer than all the depositary shares relating to a series are to be redeemed, the depositary shares to be redeemed will be selected by lot or by another method we determine to be equitable.
Voting
Any time we send a notice of meeting or other materials relating to a meeting to the holders of a series of preferred stock to which depositary shares relate, we will provide the depositary with sufficient copies of those materials so they can be sent to all holders of record of the applicable depositary shares, and the depositary will send those materials to the holders of record of the depositary shares on the record date for the meeting. The depositary will solicit voting instructions from holders of depositary shares and will vote or not vote the preferred stock to which the depositary shares relate in accordance with those instructions.
Liquidation Preference
Upon our liquidation, dissolution or winding up, the holder of each depositary share will be entitled to what the holder of the depositary share would have received if the holder had owned the number of shares (or fraction of a share) of preferred stock which is represented by the depositary share.
Conversion
If shares of a series of preferred stock are convertible into common stock or other of our securities or property, holders of depositary shares relating to that series of preferred stock will, if they surrender depositary receipts representing depositary shares and appropriate instructions to convert them, receive the shares of common stock or other securities or property into which the number of shares (or fractions of shares) of preferred stock to which the depositary shares relate could at the time be converted.

Amendment and Termination of a Deposit Agreement
We and the depositary may amend a deposit agreement, except that an amendment which materially and adversely affects the rights of holders of depositary shares, or would be materially and adversely inconsistent with the rights granted to the holders of the preferred stock to which they relate, must be approved by holders of at least two-thirds of the outstanding depositary shares. No amendment will impair the right of a holder of depositary shares to surrender the depositary receipts evidencing those depositary shares and receive the preferred stock to which they relate, except as required to comply with law. We may terminate a deposit agreement with the consent of holders of a majority of the depositary shares to which it relates. Upon termination of a deposit agreement, the depositary will make the whole or fractional shares of preferred stock to which the depositary shares issued under the deposit agreement relate available to the holders of those depositary shares. A deposit agreement will automatically terminate if:
•	All outstanding depositary shares to which it relates have been redeemed or converted.
•	The depositary has made a final distribution to the holders of the depositary shares issued under the deposit agreement upon our liquidation, dissolution or winding up.
Miscellaneous
There will be provisions: (1) requiring the depositary to forward to holders of record of depositary shares any reports or communications from us which the depositary receives with respect to the preferred stock to which the depositary shares relate; (2) regarding compensation of the depositary; (3) regarding resignation of the depositary; (4) limiting our liability and the liability of the depositary under the deposit agreement (usually to failure to act in good faith, gross negligence or willful misconduct); and (5) indemnifying the depositary against certain possible liabilities.

DESCRIPTION OF WARRANTS
We may issue warrants to purchase debt or equity securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.
The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:
•	the title of the warrants;
•	the designation, amount and terms of the securities for which the warrants are exercisable;
•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;
•	the price or prices at which the warrants will be issued;
•	the aggregate number of warrants;
•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;
•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;
•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;
•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the warrants;
•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;
•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;
•	the maximum or minimum number of warrants that may be exercised at any time; and
•	information with respect to book-entry procedures, if any.
Exercise of Warrants
Each warrant will entitle the holder of warrants to purchase for cash the amount of debt or equity securities, at the exercise price stated or determinable in the prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the debt or equity securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS
We may issue subscription rights to purchase shares of our common stock, shares of our preferred stock or our debt securities. We may issue subscription rights independently or together with any other offered security, which may or may not be transferable by the stockholder. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.
The prospectus supplement relating to any subscription rights we may offer will contain the specific terms of the subscription rights. These terms may include the following:
•	the price, if any, for the subscription rights;
•	the number and terms of each share of common stock or preferred stock or debt securities which may be purchased per each subscription right;
•	the exercise price payable for each share of common stock or preferred stock or debt securities upon the exercise of the subscription rights;
•	the extent to which the subscription rights are transferable;
•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the subscription rights or the exercise price of the subscription rights;
•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;
•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;
•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and
•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.
The description in an accompanying prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, which will be filed with the Commission if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate or subscription rights agreement if we offer subscription rights, see “Where You Can Find More Information.” We urge you to read the applicable subscription rights certificate, the applicable subscription rights agreement and any accompanying prospectus supplement in their entirety.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS
We may issue purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of our common stock, shares of our preferred stock or our debt securities at a future date or dates, which we refer to in this prospectus as purchase contracts. The price of the securities and the number of securities may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts, and may be subject to adjustment under anti-dilution formulas. The purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities or debt obligations of third parties, including U.S. treasury securities, or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the purchase contracts, which we refer to herein as purchase units. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner. The purchase contracts also may require us to make periodic payments to the holders of the purchase contracts or the purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded in whole or in part.
The description in an accompanying prospectus supplement of any purchase contract or purchase unit we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable purchase contract or purchase unit, which will be filed with the Commission if we offer purchase contracts or purchase units. For more information on how you can obtain copies of any purchase contract or purchase unit we may offer, see “Where You Can Find More Information.” We urge you to read the applicable purchase contract or applicable purchase unit and any accompanying prospectus supplement in their entirety.

IMPORTANT PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS
The following description of the terms of our stock and of certain provisions of Maryland law is only a summary. For a complete description, we refer you to the Maryland General Corporation Law, our charter and our bylaws. We have filed our charter and bylaws as exhibits to the registration statement of which this prospectus is a part.
Classification of Our Board of Directors
Our bylaws provide that the number of our directors may be established by our board of directors but may not be fewer than the minimum required by the MGCL (which is currently one) nor more than fifteen. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire board of directors.
Pursuant to our charter, the board of directors is divided into three classes of directors. The current terms of the Class I, Class II and Class III directors will expire in 2021, 2022 and 2020, respectively. Directors of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of directors will be elected by the stockholders. We believe that classification of the board of directors will help to assure the continuity and stability of our business strategies and policies as determined by the board of directors. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. At each annual meeting of stockholders at which a quorum is present, board nominees are elected by a plurality of votes cast.
The classified board provision could have the effect of making the replacement of incumbent directors more time-consuming and difficult. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to effect a change of control, even though the tender offer or change of control might be in the best interest of our stockholders.
Removal of Directors
Our charter provides that, subject to the rights of any preferred stock, a director may be removed only for cause (as defined in the charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. This provision, when coupled with the provision in our bylaws authorizing our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors except for cause and filling the vacancies created by the removal with their own nominees.
Business Combinations
Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include certain mergers, consolidations, share exchanges, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities or a liquidation or dissolution. An interested stockholder is defined as:
•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding shares; or
•
an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he or she otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:
•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation voting together as a single group; and
•
two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder, voting together as a single group.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.
The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has exempted any business combinations (a) between us and Fortress Investment Group LLC or any of its affiliates and (b) between us and any interested stockholder, provided that any such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such interested stockholder). Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any of them assuming any such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such interested stockholder). As a result, such parties may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute.
The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.
Control Share Acquisitions
Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, by officers of the corporation or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:
•	one-tenth or more but less than one-third,
•	one-third or more but less than a majority, or
•	a majority or more of all voting power.
Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.
The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) to shares if the acquisition of the shares as to specifically identified or unidentified existing or future stockholders (or their affiliates) has been approved or exempted by a provision in the charter or bylaws of the corporation and adopted at any time before the acquisition of the shares.
Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. This provision may be amended or eliminated at any time in the future.
Amendment to Our Charter
Our charter, including its provisions on classification of our board of directors and removal of directors, may be amended only by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter, except that our board may change our name, or the designation or par value of our capital stock, without stockholder action.
Advance Notice of Director Nominations and New Business
Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by our board of directors or (iii) by a stockholder of record who is entitled to vote at the meeting and who has complied with the advance notice procedures of our bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to our board of directors at a special meeting may be made only (i) pursuant to our notice of the meeting, (ii) by the board of directors, or (iii) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder of record who is entitled to vote at the meeting and who has complied with the advance notice provisions of our bylaws.
Special Stockholder Meetings. Pursuant to our bylaws, stockholders can request a special meeting only upon written demand of at least a majority of all votes entitled to be cast at such meeting. This could have the effect of making it more difficult for stockholders to propose corporate actions to which our management is opposed.
Maryland Unsolicited Takeovers Act
Subtitle 8 of Title 3 of the MGCL (“Subtitle 8”) permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter of bylaws, to any or all of five provisions:
•	a classified board;
•	a two-thirds vote requirement for removing a director;
•	a requirement that the number of directors be fixed only by vote of directors;
•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and
•	a majority requirement for the calling of a special meeting of stockholders.
A corporation may also adopt a charter provision or resolution of the board of directors that prohibits the corporation from electing to be subject to any or all of the provisions of the subtitle. At this time, we have not elected to be subject to any of these provisions. However, because our charter does not include a provision prohibiting us from electing to be subject to any of these provisions, our board of directors may make such an election at any time. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already have a classified board, require a two-thirds vote for the removal of directors, require that the number of directors be fixed only by vote of directors and require a majority vote for the calling of a special meeting of stockholders.
Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws
The business combination provisions and, if the applicable provision in our bylaws is rescinded, the control share acquisition provisions of Maryland law, the provisions of our charter on classification of our board of directors and removal of directors, the advance notice provisions of our bylaws and our special meeting requirements, or the provisions of Subtitle 8 should we elect to be governed by any of them, could delay, defer or prevent a transaction or a change of control that might involve a premium price for holders of our stock or otherwise be in their best interest.

ERISA CONSIDERATIONS
The following is a general summary of certain considerations associated with the acquisition and holding of securities offered hereunder by employee benefit plans that are subject to Title I of ERISA, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), non-U.S. plans (as described in Section 4(b)(4) of securities) or other plans that are not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).
This summary is based on the provisions of ERISA and the Code (and related regulations and administrative and judicial interpretations) as of the date of this prospectus. This summary does not purport to be complete, and no assurance can be given that future legislation, court decisions, regulations, rulings or pronouncements will not significantly modify the requirements summarized below. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release. This discussion is general in nature and is not intended to be all inclusive, nor should it be construed as investment or legal advice. Each time we or any securityholders offer, issue or sell securities, we will provide a supplement to this prospectus that may contain supplemental information to this summary.
General Fiduciary Matters
ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. We and our affiliates will not act in a fiduciary capacity with respect to any Plan's investment in our securities.
In considering an investment in a security offered pursuant hereto with a portion of the assets of any Plan, a fiduciary should consider the Plan’s particular circumstances and all of the facts and circumstances of the investment and determine whether the acquisition and holding of such security is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code, or any Similar Law relating to the fiduciary’s duties to the Plan, including, without limitation:
•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;
•	whether, in making the investment, the ERISA Plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;
•	whether the investment is permitted under the terms of the applicable documents governing the Plan;
•	whether in the future there may be no market in which to sell or otherwise dispose of the security;
•
whether the acquisition or holding of such security will constitute a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code (please see discussion under “—Prohibited Transaction Issues” below); and

•	whether the Plan will be considered to hold, as plan assets, (i) only such security or (ii) an undivided interest in our underlying assets (please see the discussion under “—Plan Asset Issues” below).
Prohibited Transaction Issues
Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of our securities by an ERISA Plan with respect to which the issuer or certain other parties is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.
Because of the foregoing, our securities (including interests therein) should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.
Plan Asset Issues
Additionally, a fiduciary of a Plan should consider whether the Plan will, by investing in our equity securities , be deemed to own an undivided interest in our assets, with the result that we would become a fiduciary of the Plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code and any other applicable Similar Laws.
The Department of Labor (the “DOL”) regulations, as modified by Section 3(42) of ERISA (the “Plan Asset Regulation”) provide guidance with respect to whether the assets of an entity in which ERISA Plans acquire equity interests would be deemed “plan assets” under some circumstances. Under the Plan Asset Regulation, an entity’s assets generally would not be considered to be “plan assets” if, among other things:
•
equity interests acquired by ERISA Plans are “publicly offered securities” (as defined in the DOL regulations)—i.e., the equity interests are part of a class of securities that is widely held by 100 or more investors independent of the issuer and each other, are “freely transferable” (as defined in the DOL regulations), and are either registered under certain provisions of the federal securities laws or sold to the ERISA Plan as part of a public offering under certain conditions. Our common stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock currently meet the above criteria for publicly offered securities, and it is anticipated that the shares of our common stock offered hereby will continue to meet the criteria of publicly-offered securities; or

•
the entity is an “operating company” (as defined in the DOL regulations)—i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries.

Due to the complexity of these rules and the excise taxes, penalties and liabilities that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring and/or holding our equity securities on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the investment in such securities . Purchasers of our securities have the exclusive responsibility for ensuring, and will be deemed (and in certain cases may be required) to represent, that their acquisition and holding of such securities complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. The sale of any security to a Plan is in no respect a representation or recommendation by us or any of our respective affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plan or that such investment is appropriate or advisable for any such Plan.

PLAN OF DISTRIBUTION
We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:
•	directly to one or more purchasers;
•	through agents;
•	to or through underwriters, brokers or dealers;
•	in “at-the market” offerings (as defined in Rule 415 under the Securities Act of 1933);
•	through a combination of any of these methods; or
•	through any other method permitted by applicable law and described in a prospectus supplement.
A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options.
•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;
•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;
•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or
•	privately negotiated transactions.
We may also enter into hedging transactions. For example, we may:
•
enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from us to close out its short positions;

•	sell securities short and redeliver such shares to close out the short positions;
•
enter into option or other types of transactions that require us to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

•
loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

The securities covered by this prospectus may be sold:
•	on a national securities exchange;
•	in the over-the-counter market; or
•	in transactions otherwise than on an exchange or in the over-the-counter market, or in combination.
In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement, as the case may be.

A prospectus supplement with respect to each offering of securities will state the terms of the offering of the securities, including:
•	the name or names of any participating underwriters, brokers, dealers or agents and the amounts of securities underwritten or purchased by each of them, if any;
•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;
•	any delayed delivery arrangements;
•	any underwriting discounts, commissions or agency fees and other items constituting underwriters’, brokers’, dealers’ or agents’ compensation;
•	any discounts or concessions allowed or reallowed or paid to dealers;
•	any securities exchange or markets on which the securities may be listed; and
•	any other material terms of the offering.
The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:
•	at a fixed price or prices, which may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to the prevailing market prices; or
•	at negotiated prices.
General
Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement.
Underwriters and Agents
If we use underwriters in an offering, we will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. If we use an underwriting syndicate, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own accounts. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased.
We may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.
Dealers
We may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.
Direct Sales
We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.
At-the-market offerings
We may also sell the securities offered by any applicable prospectus supplement in “at-the-market offerings” within the meaning of Rule 415 of the Securities Act of 1933, to or through a market maker or into an existing trading market, on an exchange or otherwise.
Institutional Purchasers
We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.
We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.
Indemnification; Other Relationships
We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.
Market-Making, Stabilization and Other Transactions
There is currently no market for any of the offered securities, other than our common stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, which are listed on the New York Stock Exchange. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the debt securities, preferred stock or warrants on any securities exchange; any such listing with respect to any particular debt securities, preferred stock or warrants will be described in the applicable prospectus supplement.
In connection with any offering of common stock, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position.

“Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.
In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

LEGAL MATTERS
Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York and McDermott Will & Emery LLP, New York, New York. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.
EXPERTS
The consolidated financial statements of Drive Shack Inc. appearing in Drive Shack Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2019, and the effectiveness of Drive Shack Inc.'s internal control over financial reporting as of December 31, 2019 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

    Shares

Common Stock

Drive Shack Inc.
PRELIMINARY PROSPECTUS SUPPLEMENT
      , 2021
BTIG
Craig-Hallum